UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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ATLAS AIR WORLDWIDE HOLDINGS, INC.
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LETTER TO OUR SHAREHOLDERS FROM THE BOARD OF DIRECTORS

Dear Shareholders,

We are pleased to invite you to attend the Annual Meeting of Shareholders on May 24, 2016. Our meeting will be held at 10:00 a.m. at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, 38th Floor, New York, NY 10036.

As your Board, we welcome this opportunity to communicate with you. In stewarding your Company, we seek to achieve long-term, sustainable performance and create value through the right business strategies, prudent risk management, effective corporate governance practices and executive compensation programs, and well-functioning talent and succession planning. We would like to highlight a few areas of particular significance for the Board this past year:

Company Performance

We have remained financially healthy and profitable in a challenging economic environment by capitalizing on strategic initiatives to strengthen and diversify our business mix, expanding our customer base, generating cost savings through operating efficiencies, and enhancing our portfolio of assets and services. In 2015, these efforts supported a 35% increase in adjusted earnings per share (“EPS”) to $5.01 per share and generated a 32% increase in free cash flow to $326.8 million.*

With a resilient business model, strong customer relationships, a superior fleet, and dedicated employees, we are well-positioned to continue to capitalize on market opportunities and to generate substantial earnings and cash flow.

Our business strategies and actions complement a disciplined and balanced capital allocation strategy that has focused on maintaining a strong balance sheet, investing in modern, efficient assets, and returning capital to shareholders.

In April 2016, we acquired Southern Air Holdings, Inc. (“Southern Air”), a premier provider of intercontinental and domestic CMI (crew, maintenance, and insurance) services.

The acquisition of Southern Air, which will be immediately accretive, is strategically compelling and highly complementary. It provides us immediate entry into 777 and 737 aircraft operating platforms, with potential for developing additional business with existing and new customers of both companies. The result will be a more diversified and profitable company offering access to the widest range of modern, efficient aircraft.

Shareholder Outreach and Responsiveness

In parallel with our ongoing investor relations outreach, we conduct proactive and focused engagement with a significant majority of our shareholders each year. This engagement helps us understand our shareholders’ perspectives on our corporate governance and executive compensation programs, as well as on our business

*	Adjusted EPS and Free Cash Flow are non-GAAP measures. Reconciliations of such non-GAAP measures to corresponding GAAP numbers are contained in Exhibit A attached hereto (with respect to Free Cash Flow) and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the U.S. Securities Exchange Commission (“SEC”) on February 18, 2016 (with respect to adjusted EPS).

strategy and performance, capital allocation strategy, and public disclosures. At the Board level, we continue to take these viewpoints under careful consideration when reviewing and refining our programs, communications, and disclosures. As a result, our current corporate governance and executive compensation practices reflect an ongoing constructive dialogue with our shareholders as well as corporate governance best practices.

Board Leadership and Governance Update

Over the past year, we have continued our commitment to best-in-class corporate governance practices, with a particular focus on maintaining the right balance of skills, experience, and diversity on our Board. As a result of our regular evaluation of the composition of the Board and its Committee leadership, we are pleased to report that we have nominated two new independent director candidates, Bobby J. Griffin and John K. Wulff, to our Board for 2016. These individuals bring complementary perspectives and experiences that further align the Board’s skills and expertise with the Company’s long-term business strategy. In the last two years, we have also refreshed both the independent Chairman and the Chair of our Compensation Committee. We continue to engage with our shareholders to stay current on evolving corporate governance practices and ensure we maintain a strong and well-balanced corporate governance structure.

Pay-for-Performance Alignment

Through ongoing dialogue with shareholders over the past several years, we have made substantive changes to our compensation program in response to feedback in order to reinforce the alignment of executive pay with Company performance. The performance-based payouts in recent years have demonstrated that we set rigorous performance goals that align with our strategy and that payouts reflect actual performance outcomes. This pay-for-performance culture ensures that our senior executives’ compensation is in the best interests of both our Company and our shareholders.

Please feel free to share your thoughts or concerns with us. Communications may be addressed to the Board in care of the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577, or e-mailed to corporate.secretary@atlasair.com.

We value your input, your investment and your support.

Frederick McCorkle, Chairman

Robert F. Agnew

Timothy J. Bernlohr

William J. Flynn

James S. Gilmore

Carol B. Hallett

Duncan J. McNabb

Notice of 2016 Annual Meeting of Shareholders

To be held on May 24, 2016

We will hold the 2016 Annual Meeting of Shareholders of Atlas Air Worldwide Holdings, Inc., a Delaware corporation, on Tuesday, May 24, 2016, at 10:00 a.m., local time, at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, 38th Floor, New York, NY 10036, for the following purposes:

1.	To elect a Board of Directors to serve until the 2017 Annual Meeting of Shareholders or until their successors are elected and qualified;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2016;

3.	To hold an advisory vote with respect to the compensation of the Company’s Named Executive Officers;

4.	To consider and vote on a proposal to approve our 2016 Incentive Plan; and

5.	To transact such other business, if any, as may properly come before the meeting and any adjournments thereof.

The foregoing matters are described in more detail in the Proxy Statement that is attached to this notice.

Only shareholders of record at the close of business on March 28, 2016, which date has been fixed as the record date for notice of the Annual Meeting of Shareholders, are entitled to receive this notice and to vote at the meeting and any adjournments thereof.

YOUR VOTE IS VERY IMPORTANT. WE HOPE YOU WILL ATTEND THIS ANNUAL MEETING OF SHAREHOLDERS IN PERSON. WHETHER OR NOT YOU ATTEND IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD. RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE RETURNED A PROXY CARD. IF YOU HAVE RECEIVED MORE THAN ONE PROXY CARD, IT IS AN INDICATION THAT YOUR SHARES ARE REGISTERED IN MORE THAN ONE ACCOUNT. PLEASE COMPLETE, DATE, SIGN AND RETURN EACH PROXY CARD YOU RECEIVE.

By Order of the Board of Directors

ADAM R. KOKAS Executive Vice President, General Counsel, Chief Human Resources Officer and Secretary

April 18, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 24, 2016

This Proxy Statement and the AAWW 2015 Annual Report are available for downloading, viewing and printing at http://www.ezodproxy.com/atlasair/2016.

PROXY SUMMARY

PROXY SUMMARY

2015 Performance Highlights

We delivered strong performance in 2015. We grew earnings substantially, outperforming the airfreight market, and we positioned the company for future earnings growth.

We continue to execute on strategic initiatives to strengthen and diversify our business mix, expand our customer base, generate cost savings through operating efficiencies, and enhance our portfolio of assets and services. Our actions have positioned us to capitalize on market opportunities and the strong operating leverage of our model. In addition, we continued to deliver against aggressive, objective, on-time customer service quality goals while maintaining a safe and compliant operation.

Our results reflect the strength of our ACMI and Dry Leasing businesses, growth in Charter, progress in our efficiency and productivity initiatives, and an increase in the average utilization of our operating fleet during the year as we capitalized on the demand for our aircraft and services.

*	Adjusted net income, adjusted EPS, and Free Cash Flow are non-GAAP measures. Reconciliations of such non-GAAP measures to corresponding GAAP numbers are contained in Exhibit A attached hereto (with respect to Free Cash Flow) and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on February 18, 2016 (with respect to adjusted EPS and adjusted net income).

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PROXY SUMMARY

Disciplined and Balanced Capital Allocation Strategy

We are committed to creating, enhancing, and delivering value to our shareholders.

Our commitment reflects a disciplined and balanced capital allocation strategy that has focused on maintaining a strong balance sheet, investing in modern, efficient assets, and returning capital to shareholders.

In line with our commitment and strategy, we used proceeds from our issuance of $224.5 million of 2.25% Convertible Senior Notes in June 2015 to retire debt with an average coupon rate of 8.1% on five of our 747-400 freighters. Separately, we entered into new term loans that reduced rates on two of our original 747-8 aircraft from 6.37% to 3.53%. These refinancings have significantly reduced our cost of debt, reduced aircraft ownership costs, enhanced earnings and cash flows, and increased fleet flexibility.

Also during 2015, we invested in additional 747 and 767 aircraft in response to market demand and customer requirements. Complementing our fleet initiatives, we repurchased 1.7% of our outstanding shares while maintaining a strong cash position.

In April 2016, we acquired Southern Air, a premier provider of intercontinental and domestic CMI services.

The acquisition of Southern Air, which will be immediately accretive, provides us immediate entry into 777 and 737 aircraft operating platforms, with potential for developing additional business with existing and new customers of both companies. The result will be a more diversified and profitable company offering access to the widest range of modern, efficient aircraft.

Shareholder Outreach and Engagement

We have made an extensive, multiyear effort to solicit and understand shareholder perspectives, engaging with shareholders for the past five years. We continue to proactively engage with a substantial portion of our shareholders in order to solicit their perspectives and consider further improvements to our corporate governance and executive compensation programs, as well as our business strategy and performance, capital allocation strategy and public disclosures. Over the past few years, we have made significant changes to our compensation program as a result of this engagement with our shareholders. We have also worked to expand and enhance our public disclosure around the topics that were of interest to our shareholders during these discussions.

PROXY SUMMARY

In general, our outreach program over the past two years has targeted shareholders representing approximately 75% of our outstanding shares, with investor discussions occurring throughout the year on topics relevant to our Company and the evolving governance landscape in the off-season as well as our annual meeting ballot items.

•	In-Season Engagement. In 2015, prior to our annual meeting, we reached out to shareholders representing approximately two-thirds of outstanding shares (including each of our 20 largest holders).

•

Off-Season Engagement. After our annual meeting, we reached out to shareholders representing approximately three-quarters of our outstanding shares and held discussions with all interested holders, representing approximately half of our outstanding shares, to obtain additional feedback on our corporate governance and executive compensation practices. We gathered meaningful feedback that the Board considered and incorporated into its discussions, including in setting and structuring 2016 compensation, although interested shareholders with whom we held discussions did not identify specific executive compensation practices requiring changes.

The diagram below represents our ongoing shareholder outreach process.

Compensation Program that Aligns Pay and Performance

The goal of our compensation program is to align executive compensation with Company and individual performance while providing the incentives needed to attract, motivate, and retain executives that drive the Company’s creation of long-term shareholder value. Our Compensation Committee achieves this by:

✓	Aligning annual incentives with key annual financial objectives that directly tie to our operating plan.

✓	Aligning long-term incentive awards with our long-term strategic plan, executive retention and our shareholders’ interests.

✓	Creating a pay mix portfolio with an appropriate balance of fixed and variable pay, as well as performance-based pay having short- and long-term components.

PROXY SUMMARY

Over the past few years, we have made substantive changes to our compensation program and corporate governance practices in response to shareholder feedback. These changes have further aligned pay and performance. Because a significant portion of our annual incentive and long-term incentive compensation is based on performance metrics, over the past two years our payouts under these plans have closely reflected our Company’s performance outcomes. For example, in 2014 we trailed our peers in EBITDA growth and were in the middle quintile of ROIC, resulting in a payment under the Long-Term Incentive Performance Awards at 50% of target. In 2015, no payments were made under the Long-Term Incentive Performance Awards, in large part due to the effect of our settlement in 2015 of a legacy civil antitrust lawsuit.

For more information regarding our compensation program, please see “Compensation Discussion and Analysis,” beginning on page 23.

Strong, Well-Balanced Corporate Governance Practices

✓	Highly Qualified Board. Our Directors bring deep industry experience to provide effective oversight in the boardroom.

✓

Independent Board Leadership. We have had separate Chairman of the Board and CEO roles for more than 10 years, with an independent Chairman, elected annually by our Board. In the last two years, we have refreshed both the independent Chairman (May 2014) and the Chair of our Compensation Committee (September 2014), providing strong, independent Board leadership.

✓

Focus on Board Refreshment. We regularly evaluate the composition of our Board and our Committee leadership to ensure that we have the right balance of experience and perspective, and a mix of skills, backgrounds, and diversity to effectively facilitate oversight of management. To that end, we welcome two new candidates to the 2016 slate of Nominees for Director, Bobby J. Griffin and John K. Wulff.

Bobby J. Griffin	John K. Wulff

PROXY SUMMARY

Upon election by our shareholders at the 2016 Annual Meeting, the average tenure of our Directors would be as follows:*

✓	Best Practices. We maintain corporate governance best practices that promote accountability and protect shareholder rights, including the adoption of majority voting in uncontested elections.

In addition, we have annually elected Directors, 100% Board independence (except our CEO), separate CEO and Chairman positions, no poison pill in place, 100% independent Board committees, and ongoing dialogue with shareholders, including on governance, executive compensation, and investor relations matters.

*	The referenced chart includes Messrs. Griffin and Wulff, who have been nominated to our Board but are not currently directors of the Company. For biographical and other information regarding Mr. Griffin and Mr. Wulff, please see pages 8 and 11, respectively.

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Atlas Air Worldwide Holdings, Inc.    2016 Notice & Proxy Statement   |  vii

GENERAL INFORMATION

ATLAS AIR WORLDWIDE HOLDINGS, INC.

2000 Westchester Avenue

Purchase, New York 10577

PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS

May 24, 2016

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) of Atlas Air Worldwide Holdings, Inc., a Delaware corporation (“AAWW” or the “Company”), for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 24, 2016, at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, 38th Floor, New York, NY 10036 at 10:00 a.m., local time, and at any adjournments or postponements of the Annual Meeting. It is expected that this Proxy Statement and the accompanying proxy will first be mailed or delivered to shareholders beginning on or about April 18, 2016. Proxies may be solicited in person, by telephone or by mail, and the costs of such solicitation will be borne by AAWW.

AAWW is a leading global provider of outsourced aircraft and aviation operating services, operating the world’s largest fleet of 747 freighters, as well as operating 747 and 767 passenger aircraft and 767 freighters. AAWW also owns and dry leases a portfolio of aircraft, including six 777 freighters.

AAWW is a holding company with a principal wholly-owned airline operating subsidiary, Atlas Air, Inc. (“Atlas”). It also has a 51% economic interest and a 75% voting interest in Polar Air Cargo Worldwide, Inc. (“Polar”). Polar operates dedicated Boeing 747 freighters for DHL Express’ transpacific express operations. In addition to this long-term strategic partnership, Polar provides airport-to-airport scheduled air cargo service for freight forwarders and other customers. AAWW is also the parent company of several wholly-owned subsidiaries related to dry leasing services (collectively referred to as “Titan”). Except as otherwise noted, AAWW, Atlas, and Titan (along with all other entities included in AAWW’s consolidated financial statements) are collectively referred to herein as the “Company,” “AAWW,” “we,” “us,” or “our.”

AAWW recently acquired Southern Air. The acquisition of Southern Air provides us with immediate entry into 777 and 737 aircraft operating platforms, with the potential for developing additional business with existing and new customers of both companies. Southern Air currently flies five 777-200F and five 737-400F aircraft under CMI agreements.

ABOUT THE ANNUAL MEETING

At our Annual Meeting, the holders of shares of our Common Stock, par value $0.01 per share (the “Common Stock”), will act upon the matters outlined in the notice of meeting at the beginning of this Proxy Statement, in addition to transacting such other business, if any, as may properly come before the meeting or any adjournments thereof. The shares represented by your proxy will be voted as indicated on your proxy, if properly executed. If your proxy is properly signed and returned, but no directions are given on the proxy, the shares represented by your proxy will be voted:

•	FOR the election of the Director Nominees named herein, to serve until the 2017 Annual Meeting or until their successors are elected and qualified (Proposal No. 1);

Atlas Air Worldwide Holdings, Inc.    2016 Notice & Proxy Statement   |  1

ABOUT THE ANNUAL MEETING

•	FOR ratifying the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2016 (Proposal No. 2);

•	FOR the adoption of an advisory resolution approving the compensation of our Named Executive Officers (the “Say on Pay” vote) (Proposal No. 3); and

•	FOR the approval of our 2016 Incentive Plan (Proposal No. 4).

In addition, if any other matters are properly submitted to a vote of shareholders at the Annual Meeting, the accompanying form of proxy gives the proxy holders the discretionary authority to vote your shares in accordance with their best judgment on that matter. Unless you specify otherwise, it is expected that your shares will be voted on those matters as recommended by our Board of Directors, or if no recommendation is given, in the proxy holders’ discretion.

For additional information regarding our Annual Meeting, see “Additional Information” at the end of this Proxy Statement.

Record Date and Voting Securities

All of our shareholders of record at the close of business on March 28, 2016 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. As of the Record Date, there were 24,812,088 shares of Common Stock issued and outstanding. Each outstanding share of Common Stock will be entitled to one vote on each matter considered at the Annual Meeting. A description of certain restrictions on voting by shareholders who are not “U.S. citizens,” as defined by applicable laws and regulations, can be found in “Additional Information — Limited Voting by Foreign Owners” at the end of this Proxy Statement.

Quorum, Vote Required

A majority of the outstanding shares of Common Stock as of the Record Date must be present, in person or by proxy, at the Annual Meeting to have the required quorum for the transaction of business. If the number of shares of Common Stock present in person and by proxy at the Annual Meeting does not constitute the required quorum, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Proposal No. 1: Election of Directors. In an uncontested election, a Director is elected by a majority of the votes cast (the number of shares voted “For” a Director-Nominee must exceed the number of votes cast “Against” that Director-Nominee). Shares voting “Abstain” or broker non-votes will have no effect on the election of Directors. Brokers, banks, and other nominees have no discretionary voting power in respect of this item.

Proposal No. 2: Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2016. The affirmative vote of a majority of the shares represented at the Annual Meeting, either in person or by proxy and entitled to vote on this proposal, is required to ratify the selection of PricewaterhouseCoopers LLP. Shares voting “Abstain” will have the same effect as a vote “Against” this Proposal 2. Brokers, banks, and other nominees have discretionary voting power in respect of this item.

Proposal No. 3: Advisory Vote Approving the Compensation of the Company’s Named Executive Officers. Because Proposal 3 asks for a nonbinding, advisory vote, there is no “required vote” that would constitute approval. We value highly the opinions expressed by our shareholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our Named Executive Officers. Shares voting “Abstain” will have the same effect as a vote “Against” this Proposal 3. Broker non-votes will have no effect on this nonbinding advisory vote. Brokers, banks, and other nominees have no discretionary voting power in respect of this item.

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ABOUT THE ANNUAL MEETING

Proposal No. 4: Approval of the 2016 Incentive Plan. The affirmative vote of a majority of the shares represented at the Annual Meeting, either in person or by proxy and entitled to vote on this proposal, is required to approve the 2016 Incentive Plan. Shares voting “Abstain” or broker no-votes will have no effect on approval of the 2016 Incentive Plan. Brokers, banks, and other nominees have no discretionary voting power in respect of this item.

Atlas Air Worldwide Holdings, Inc.    2016 Notice & Proxy Statement   |  3

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our Board has nominated nine persons (seven whom are currently members of the Board) to stand for election at the 2016 Annual Meeting and to hold office until the next Annual Meeting. Except for Messrs. Griffin and Wulff, all Nominees are currently Directors elected at the 2015 Annual Meeting. The Nominating and Governance Committee has recommended the nine Nominees for nomination by the Board after an evaluation of the size and composition of the Board and a review of each member’s skills, characteristics, and independence. The Board believes that each of the Nominees brings strong skills and experience to the Board, giving the Board as a group the appropriate skills needed to exercise its oversight responsibilities. Mr. Griffin was identified by our Chief Executive Officer and Mr. Wulff was identified by one of our current independent Directors as part of the Nominating & Governance Committee’s process for identifying potential Directors with a view to refreshing the Board.

Each Nominee has consented to be named as a Nominee for election as a Director and has agreed to serve if elected. Except as otherwise described below, if any of the Nominees is not available for election at the time of the Annual Meeting, discretionary authority will be exercised to vote for substitutes designated by our Board of Directors, unless the Board chooses to reduce the number of Directors. Management is not aware of any circumstances that would render any Nominee unavailable. At the Annual Meeting, Directors will be elected to hold office until the 2017 Annual Meeting or until their successors are elected and qualified, as provided in our By-Laws.

Because this election is not a contested election, each Director will be elected by the vote of the majority of the votes cast when a quorum is present. A “majority of the votes cast” means that the number of votes cast “for” a Director exceeds the number of votes cast “against” that Director. “Votes cast” excludes abstentions and any votes withheld by brokers in the absence of instructions from street name holders (“broker non-votes”).

It is the policy of the Board that, as a condition of nomination, each incumbent Director nominated has submitted to the Secretary of the Company an irrevocable contingent resignation. This resignation will be effective only if (i) the Nominee fails to receive a majority of the votes cast in an uncontested election and (ii) the Board accepts such resignation within 60 days following the certification of the election results.

Director Core Competencies

Our Board strives to maintain an appropriate balance of experience, tenure, diversity, leadership, skills and qualifications that are of importance to our Company and the execution of our strategy. Given the diversity of our operations, it is important to bring together Directors with differing experiences, perspectives and backgrounds to ensure proper oversight of the interests of our Company and our shareholders.

The Nominating and Governance Committee works with the full Board to determine the qualifications and experiences it believes are most relevant and responsive to the needs of our business. In doing so, the Committee takes into account a number of factors, including the Company’s:

•	Evolving strategic priorities;

•	Existing characteristics of our Board, including tenure and diversity; and

•	Results of our annual Board and Committee self-evaluations.

During 2015, the full Board, under the guidance of the Nominating and Governance Committee, undertook a thorough review of the skills, qualifications and tenure of our incumbent Directors, as well as the size of the Board, in the context of our long-range strategic plan, consistent with our governance principles, and taking into account feedback from shareholder outreach. The Board reviewed in detail the experience, skills, and qualifications of our incumbent Directors and identified areas that would enhance our current Board and the ability of the Company to execute on its long-range strategic plan. Key qualifications that the Board and Committee identified included financial expertise, executive/operational experience, and backgrounds in supply chain logistics and global operations.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

The Board and the Nominating and Governance Committee asked all of the Directors to consider the skills and qualifications identified and recommend potential candidates to be considered, and established a committee consisting of the Chair of the Nominating and Governance Committee, the Chair of the Board, and the Chief Executive Officer to interview and evaluate the identified candidates and make recommendations to the Nominating and Governance Committee. Over several months, this special committee interviewed all candidates recommended by the members of the Nominating and Governance Committee, as well as members of the Board. While all of the candidates interviewed demonstrated an extraordinary and diverse background and scope of experience, the Nominating and Governance Committee determined to recommend, and with approval by the Board to nominate, Mr. Griffin and Mr. Wulff as candidates for election to the Board at the 2016 Annual Meeting.

In consideration of the factors noted above, the Board actively seeks new Directors who possess the skills and qualifications that would enhance Board effectiveness. The chart below depicts the current skills, qualifications, and expertise represented on our Board.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Atlas Air Worldwide Holdings, Inc.    2016 Notice & Proxy Statement   |  5

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Nominees for Director

Frederick McCorkle Independent Chairman Age: 71 Director since: 2004 Committees: Compensation Nominating and Governance

Background: General McCorkle retired from the U.S. Marine Corps in October 2001 after serving since 1967. He last served as Deputy Commandant for Aviation, Headquarters, Marine Corps, Washington, D.C. In this position, he was responsible for all of Marine Aviation procurement, material and parts support, including maintenance of Marine Corps aircraft, with a budget in excess of $8 billion. General McCorkle began his career as a naval aviator in 1969 and accumulated over 6,500 flight hours in more than 65 different series of aircraft over the course of his career. His assignments, accomplishments, and decorations are numerous and include the Distinguished Flying Cross, the Purple Heart, the Air Medal, the Navy Commendation Medal, and the Navy Achievement Medal. General McCorkle is currently a member of the board of directors of Lord Corporation and Jura Corporation (both privately held businesses) and of Rolls-Royce North America (a unit of Rolls Royce Group plc). General McCorkle also served as a Senior Strategic Advisor for Boeing, GKN, and Timken Corporation.

Board Skills and Qualifications: Civil and Governmental Aviation; Corporate Governance; Global Operations; Legal Regulatory and Government Affairs; Military Affairs; Procurement and Distribution; Strategic Planning; Transportation and Security

Robert F. Agnew Independent Director Age: 65 Director since: 2004 Committees: Audit (Chairman) Nominating and Governance

Background: Mr. Agnew is President and Chief Executive Officer of Morten Beyer & Agnew, an international aviation consulting firm experienced in the financial modeling and technical due diligence of airlines and aircraft funding.

Mr. Agnew has over 30 years of experience in aviation and marketing consulting and has been a leading provider of aircraft valuations to banks, airlines, and financial institutions worldwide. Previously, he served as Senior Vice President of Marketing and Sales at World Airways. Mr. Agnew began his commercial aviation career at Northwest Airlines, where he concentrated on government and contract sales, schedule planning, and corporate operations research. Earlier, he served in the U.S. Air Force as an officer and instructor navigator with the Strategic Air Command. Mr. Agnew is also a member of the Board of Directors of TechPubs LLC and Stanley-Martin Communications, LLC (both privately held businesses). In addition, he is a member of the Board of Trustees of the International Society of Transport Aircraft Trading Foundation and formerly chaired the Military Airlift Committee of The National Defense Transportation Association.

Board Skills and Qualifications: Civil and Governmental Aviation; Finance and Risk Management; Global Operations; Mergers and Acquisitions; Military Affairs; Procurement and Distribution; Strategic Planning; Transportation and Security

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Timothy J. Bernlohr Independent Director Age: 57 Director since: 2006 Committees: Audit Nominating and Governance

Background: Mr. Bernlohr is the founder and managing member of TJB Management Consulting, LLC, which specializes in providing project-specific consulting services to businesses in transformation, including restructurings, interim executive management and strategic planning services. Mr. Bernlohr founded the consultancy in 2005. Mr. Bernlohr was President and Chief Executive Officer of RBX Industries, Inc., which was a nationally recognized leader in the design, manufacture, and marketing of rubber and plastic materials to the automotive, construction, and industrial markets, until it was sold in 2005. Prior to joining RBX in 1997, Mr. Bernlohr spent 16 years in the International and Industry Products divisions of Armstrong World Industries, where he served in a variety of management positions. Mr. Bernlohr also serves as lead director of Chemtura Corporation, and as a director of WestRock Company and Overseas Ship Holding Group. Within the last five years, he was a director of Rock-Tenn Company, Smurfit Stone Container Corporation, Ambassadors International, Inc., Aventine Renewable Resources, and WCI Steel, Inc.

Board Skills and Qualifications: Capital Structure; Corporate Governance; Finance and Risk Management; Legal, Regulatory and Government Affairs; Mergers and Acquisitions; Procurement and Distribution; Strategic Planning; Transportation and Security

William J. Flynn President and CEO Age: 62 Director since: 2006 Committees: None

Background: Mr. Flynn has been our President and Chief Executive Officer since June 2006. Mr. Flynn has a 38-year career in international supply chain management and freight transportation.

Prior to joining us, Mr. Flynn served as President and Chief Executive Officer of GeoLogistics Corporation since 2002 where he led a successful turnaround of the company’s profitability and the sale of the company in September 2005. Prior to his tenure at GeoLogistics, Mr. Flynn served as Senior Vice President at CSX Transportation from 2000 to 2002. Mr. Flynn spent over 20 years with Sea-Land Service, Inc., a global provider of container shipping services, serving in roles of increasing responsibility in the U.S., Latin America, and Asia. He ultimately served as head of the company’s operations in Asia. Mr. Flynn is also a director of Republic Services, Inc. He served as a director of Horizon Lines, Inc. from November 2006 to April 2012. Mr. Flynn is Chairman of the National Defense Transportation Association and a Director of Airlines for America.

Board Skills and Qualifications: Capital Structure; Civil and Governmental Aviation; Corporate Governance; Finance and Risk Management; Global Operations; International and National Trade; Legal, Regulatory and Government Affairs; Mergers and Acquisitions; Military Affairs; Procurement and Distribution; Strategic Planning; Transportation and Security

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

James S. Gilmore III Independent Director Age: 66 Director since: 2004 Committees: Nominating and Governance (Chairman) Compensation

Background: Mr. Gilmore, an attorney and business consultant with Gilmore Global Group, L.L.C., served as the 68th Governor of the Commonwealth of Virginia from 1998 to 2002. Mr. Gilmore was a partner in the law firm of Kelley Drye & Warren LLP from 2002 to 2008, where he served as the Chair of the firm’s Homeland Security Practice Group focusing on corporate, technology, information technology, and international matters. He is President and Chief Executive Officer of the Free Congress Foundation, which offers bipartisan solutions to domestic fiscal challenges. In 2003, President George W. Bush appointed Mr. Gilmore to the Air Force Academy Board of Visitors, and he was elected Chairman in the fall of 2003. Mr. Gilmore served as the Chairman of the Republican National Committee from 2001 to 2002. He also served as Chairman of the Congressional Advisory Panel to Assess Domestic Response Capabilities for Terrorism involving Weapons of Mass Destruction, a national panel established by Congress to assess federal, state, and local government capabilities to respond to the consequences of a terrorist attack. Also known as the “Gilmore Commission,” this panel was influential in developing the Office of Homeland Security. He is also a director of CACI International Inc. and GRT, Inc. (a privately held business). Within the last five years, Mr. Gilmore served as a Director of Barr Laboratories, Inc., IDT Corporation, and Everquest Financial Ltd. (a privately held business). He was also a member of the advisory board of Unisys Corporation and the federal advisory board of Hewlett-Packard Company.

Board Skills and Qualifications: Corporate Governance; Global Operations; International and National Trade; Legal, Regulatory and Government Affairs; Procurement and Distribution; Strategic Planning

Bobby J. Griffin Independent Director Age: 67 New Director Nominee

Background and Experience: Mr. Griffin served as President – International Operations for Ryder System, Inc., a global provider of transportation, logistics and supply chain management solutions from 2005 to 2007. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder, including as Executive Vice President – International Operations from 2003 to 2005 and Executive Vice President – Global Supply Chain Operations from 2001 to 2003. Prior to Ryder, Mr. Griffin was an executive at ATE Management and Service Company, Inc., which was acquired by Ryder in 1986. Mr. Griffin served as a director of Horizon Lines, Inc. from 2010 to 2012. Mr. Griffin currently serves as director of Hanesbrands Inc., United Rentals, Inc. and WESCO International, Inc.

Board Skills and Qualifications: Corporate Governance; Executive Experience; Global Operations, Transportation and Supply Chain Logistics; Procurement and Distribution; Strategic Planning; Transportation and Security

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Carol B. Hallett Independent Director Age: 78 Director since: 2006 Committees: Compensation (Chair)

Background: Ms. Hallett has been of counsel at the U.S. Chamber of Commerce since 2003 and serves as a member of the U.S. Chamber Foundation Board of Directors. From 1995 to 2003, Ms. Hallett was President and Chief Executive Officer of the Air Transport Association of America (ATA), the nation’s oldest and largest airline trade association, now known as the Airlines for America (A4A). Prior to joining the ATA, Ms. Hallett served as senior government relations advisor with Collier, Shannon, Rill & Scott from 1993 to 1995. From 2003 to 2004, she was chair of Homeland Security at Carmen Group, Inc., where she helped develop the homeland security practice for the firm. From 1986 through 1989, Ms. Hallett served as United States Ambassador to the Commonwealth of the Bahamas. From 1989 to 1993, she was Commissioner of the United States Customs Service. Ms. Hallett has also been a director of Rolls Royce-North America (a unit of Rolls Royce Group plc) since 2003. In addition, she has been appointed by the Secretaries of Treasury and Homeland Security to serve on the Customs Oversight Advisory Committee (COAC) for a term ending in 2015. Ms. Hallett has served on the Transnational Threat Committee at the Center for Strategic and International Studies since 2003. Within the last five years, she was a director of G4S Government Solutions Inc. (a privately held business), Horizon Lines, Inc., and Mutual of Omaha Insurance Company.

Board Skills and Qualifications: Civil and Governmental Aviation; Corporate Governance; Global Operations; International and National Trade; Legal, Regulatory and Government Affairs; Procurement and Distribution; Strategic Planning; Transportation and Security

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Duncan J. McNabb Independent Director Age: 63 Director since: 2012 Committees: Audit Nominating and Governance

Background: General McNabb served as Commander of the United States Air Mobility Command from 2005 to 2007 and Commander of the United States Transportation Command (USTRANSCOM) from 2008 until his retirement from the Air Force in December 2011. USTRANSCOM is the single manager for air, land, and sea transportation for the Department of Defense (DOD). He also served as DOD’s Distribution Process Owner, overseeing DOD’s end-to-end supply chain, transportation, and distribution to our armed forces worldwide. General McNabb commanded more than $56 billion in strategic transportation assets, over 150,000 service personnel and a worldwide command-and-control network. A graduate of the United States Air Force Academy and Air Force pilot, he flew more than 5,600 hours in transport and rotary aircraft, including the C-17. General McNabb has held command and staff positions at squadron, group, wing, major command and DOD levels. During his over 37-year military career, General McNabb also served as the Air Force Deputy Chief of Staff for Plans and Programs with responsibility for all Air Force programs and over $500 billion in funding over the Air Force’s Five-Year Defense Plan (FYDP). He later served as Director of Logistics on the Joint Staff and was responsible for operational logistics and strategic mobility support to the Chairman of the Joint Chiefs and the Secretary of Defense. Before his final command at USTRANSCOM, McNabb served as the 33rd Vice Chief of Staff of the Air Force. General McNabb is also a director and Chariman of the Government Security Committee of AT Kearney Public Sector & Defense Services and AdvanTac Technologies (both privately held businesses), as well as a cofounder and a managing partner of Ares Mobility Solutions, Inc. (also a privately held business). He serves as Chairman of the Board of Trustees for Arnold Air Society and Silver Wings, was a former Chairman of the Logistics Division of the National Defense Industrial Association, and is also a member of the Advisory Board of International Relief & Development. Within the last five years, he was also a director of HDT Global (a privately held business).

Board Skills and Qualifications: Civil and Governmental Aviation; Global Operations; International and National Trade; Legal, Regulatory and Government Affairs; Military Affairs; Procurement and Distribution; Strategic Planning; Transportation and Security

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

John K. Wulff Independent Director Age: 67 New Director Nominee

Background and Experience: Mr. Wulff is the former Chairman of the board of directors of Hercules Incorporated, a specialty chemicals company, a position he held from July 2003 until Ashland Inc.’s acquisition of Hercules in November 2008. Prior to that time, he served as a member of the Financial Accounting Standards Board from July 2001 until June 2003. Mr. Wulff was previously Chief Financial Officer of Union Carbide Corporation, a chemical and polymers company, from 1996 to 2001. During his fourteen years at Union Carbide, he also served as Vice President and Principal Accounting Officer from January 1989 to December 1995, and Controller from July 1987 to January 1989. Mr. Wulff was also a partner of KPMG LLP and predecessor firms from 1977 to 1987. Mr. Wulff is also a member of the board of directors of Celanese Corporation and Chemtura Corporation. Within the last five years, Mr. Wulff served as a director of Moody’s Corporation and Sunoco, Inc.

Board Skills and Qualifications: Finance and Accounting; Governmental and Regulatory; Capital Structure; Corporate Governance; Risk Management; Global Operations; Mergers and Acquisitions; Strategic Planning

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Our Board held five in-person meetings and five telephonic meetings in 2015. Pursuant to Board policy, Directors are expected to attend all Board and Committee meetings, as well as our annual meeting of shareholders. Each Director attended more than 75% of the meetings of the Board and committees of the Board on which such Director serves. All of the Directors attended the 2015 Annual Meeting.

Executive Sessions

The outside members of the Board, as well as our Board Committees, meet in executive session (with no management Directors or management present) on a periodic basis and upon the request of one or more outside Directors. The sessions have been generally scheduled and led by the Chairman of the Board, and executive sessions of our committees are chaired by the respective committee chair. The executive sessions include topics the outside Directors or Committee members deem appropriate.

Board Leadership Structure

The Chairman of the Board is an independent director. We have maintained separate roles for the Chairman of the Board and the CEO for more than 10 years. While we do not have a formal policy in place, the Board evaluates its leadership structure on a periodic basis to ensure it aligns with the evolving circumstances and needs of the Company. The Board believes that its current structure is in the best interest of the Company and its shareholders.

The separation of the roles contributes to the Board’s strong and independent oversight of a focused and effective management team. It allows the CEO to focus on the everyday operations of the business while also positioning the Chairman to provide independent counsel and leadership to the Board, CEO, and management team relating to Company operations, governance, and compensation matters. The independent Chairman’s key responsibilities include:

•	Presiding over meetings of our Board of Directors, executive sessions of our non-management Directors and our annual meeting of shareholders;

•	Briefing the CEO on issues raised in executive sessions;

•	Facilitating communications among directors and between the CEO and the Board, and supervising the circulation of information to the full Board;

•	Developing, in conjunction with our CEO, and approving the agenda for our Board meetings;

•	Recommending Board committee appointments and responsibilities in conjunction with the Nominating and Governance Committee;

•	Leading the evaluation process of our CEO, with oversight of the annual Board or Committee self-evaluations;

•	Overseeing the periodic review of management’s strategic plan; and

•	Carrying out any other responsibilities requested by the CEO or the Board.

We currently believe that having an independent Chairman also promotes a greater role for the nonexecutive Directors in the oversight of the Company, including oversight of material risks facing the Company, encourages active participation by the independent Directors in the work of our Board of Directors, and enhances our Board of Directors’ role of representing shareholders’ interests.

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Board Oversight of Risk Management Process

The Board of Directors is responsible for oversight of the Company’s risk assessment and management process.

The Board delegates to the Compensation Committee responsibility for oversight of management’s compensation risk assessment, and ensuring that the compensation practices of the Company continue to not encourage excessive risk-taking by management.

The Board delegates other risk management oversight matters to our Audit Committee. The Audit Committee’s responsibilities include:

•	Direct oversight of our internal audit function, including the organizational structure and staff qualification, as well as the scope and methodology of the internal audit process; and

•

A review, at least annually, of our enterprise risk management plan to ensure that appropriate measures and processes are in place, including discussion of the major risks, the key strategic plan assumptions considered during the assessment and steps implemented to monitor and mitigate such exposures on an ongoing basis.

The Audit and Compensation Committees report to the Board, as appropriate, when a matter rises to the level of a material, enterprise level risk. In addition to the reports from the Audit and Compensation Committees, the Board periodically discusses risk oversight, included as part of its annual detailed corporate strategy review.

The Company’s management is responsible for day-to-day risk management. Our Internal Audit, Safety, Security, Corporate Controller, Information Technology, Human Resources, Legal, Business Resiliency, and Treasury Departments serve as the primary monitoring and testing functions for Company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, technological, compliance, and reporting levels.

We believe that the division of risk management responsibilities as described above is an effective approach for addressing risks facing the Company.

Compensation of Outside Directors

Compensation for our outside Directors consists of the following:

Cash Retainer

•	Each of our outside Directors receives a $95,000 cash retainer, payable quarterly in advance.

Equity Compensation - Restricted Stock Units

•

On the date of our annual meeting of shareholders, each of our Directors (other than Mr. Flynn) receives an annual grant of restricted stock units for a number of shares having a value (calculated based on the closing price of our Common Stock on the date of grant) of $110,000.

•

The units vest and are automatically converted into common shares on the earlier of (i) the date immediately preceding the Company’s next succeeding annual meeting of shareholders or (ii) the one-year anniversary of the date of grant.

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Chairman Position

•	The Chairman of the Board receives $150,000 annually; and

•	The Chairs of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee receive $20,000, $15,000 and $15,000, respectively, per year.

Meeting Fees

•

Directors do not receive regular meeting fees. However, if more than six meetings of the Board or any Committee occur (determined independently) in any given year, meeting fees are paid at the rate of $1,500 per meeting (with the Chairman of the Board or the Committee Chair being paid at the rate of $3,000 for any such meeting).

Medical, Dental and Vision Care Insurance

•	Optional medical, dental and vision care coverage are made available to our nonemployee Directors and their eligible dependents on terms at a premium cost similar to that charged to Company employees.

•

Nonemployee Directors who retire from the Board after age 60 and who have 10 or more years of Board service are eligible to participate in the Company’s medical plans (at full premium cost to the Director) until they become eligible for Medicare benefits. For purposes of the foregoing sentence, retirement is defined solely as a nonemployee Director opting not to stand for re-election to the Board.

2015 Total Compensation of Nonemployee Directors

The following table shows (i) the cash amount paid to each nonemployee Director for his or her service as a nonemployee Director in 2015, and (ii) the grant date fair value of restricted stock units awarded to each nonemployee Director in 2015, calculated in accordance with the accounting guidance on share-based payments.

Name	Fees Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Robert F. Agnew	121,716	110,005	231,721
Timothy J. Bernlohr	99,560	110,005	209,565
James S. Gilmore III	114,832	110,005	224,836
Carol B. Hallett	116,000	110,005	226,005
Frederick McCorkle	254,073	110,005	364,078
Duncan J. McNabb	99,000	110,005	209,005

(1)	The value of stock equals the grant date fair value of $58.05 per share on May 27, 2015.

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Nonemployee Directors’ Outstanding Equity Awards at Fiscal Year-End 2015

The table below shows outstanding equity awards for our outside Directors as of December 31, 2015. Market values reflect the closing price of our Common Stock on the NASDAQ Global Market on December 31, 2015, which was $41.34 per share.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Robert F. Agnew	5/27/2015	1,895(1)	78,339
Timothy J. Bernlohr	5/27/2015	1,895(1)	78,339
James S. Gilmore III	5/27/2015	1,895(1)	78,339
Carol B. Hallett	5/27/2015	1,895(1)	78,339
Frederick McCorkle	5/27/2015	1,895(1)	78,339
Duncan J. McNabb	5/27/2015	1,895(1)	78,339
	7/23/2012	1,483(2)	61,307

(1)	These units vest on the earlier of the day immediately preceding the date of the 2016 Annual Meeting or May 27, 2016. The grant date fair value was $58.05 per share.

(2)

These units vest in four equal annual installments beginning on the first anniversary of the grant date. The next vesting event is scheduled to occur on July 23, 2016. The grant date fair value was $42.16 per share.

Communications with the Board

The Board of Directors welcomes input and suggestions. Shareholders and other interested parties who wish to communicate with the Board may do so by mail to the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577, or e-mail to corporate.secretary@atlasair.com. All communications received by Directors from third parties that relate to matters within the scope of the Board’s responsibilities will be forwarded to the Chairman of the Board. All communications received by Directors from third parties that relate to matters within the responsibility of one of the Board committees will be forwarded to the Chairman of the Board and the Chairman of the appropriate committee. All communications received by Directors from third parties that relate to ordinary business matters that are not within the scope of the Board’s responsibilities are forwarded to AAWW’s General Counsel.

Board Effectiveness and Annual Assessment

Each year our Board and its Committees conduct self-evaluations to ensure they are performing effectively and to identify opportunities to improve Board and Committee performance. The written self-assessment is conducted under the oversight of the Nominating and Governance Committee. Anonymous evaluation responses are reviewed and assessed. A written report, based on the anonymous written feedback from the Directors and senior management is compiled and presented by the chair of the Nominating and Governance Committee. The final report is discussed by the Nominating and Governance Committee, and the Committee shares and discusses these responses with the full Board and the other committees of the Board, as applicable.

During 2015, the full Board, under the guidance of the Nominating and Governance Committee, undertook a thorough review of the skills, qualifications and tenure of our incumbent Directors, as well as the size of the Board, in the context of our long-range strategic plan. Through this process, the Board identified Mr. Griffin and Mr. Wulff as candidates for election to the Board at the 2016 Annual Meeting. See “Director Core Competencies” above for additional information.

A copy of our Corporate Governance Principles can be found on the “Corporate Governance” page of the “Corporate Background” portion of our website at www.atlasair.com. Our Corporate Governance Principles are described in greater detail below.

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Director Independence

The Nominating and Governance Committee has determined that all Directors, including our two new Nominees but excluding Mr. Flynn, are independent under Company standards and SEC and NASDAQ rules. The Committee classifies the following Directors and Nominees nominated for election at the Annual meeting as independent: Messrs. Agnew, Bernlohr, Gilmore, Griffin, McCorkle, McNabb, Wulff, and Ms. Hallett.

Our Nominating and Governance Committee Charter includes categorical standards to assist the Committee in making its determination of Director independence within the meaning of the rules of the SEC and the Marketplace Rules of NASDAQ. The Nominating and Governance Committee will not consider a Director to be independent if, among other things, he or she:

•	was employed by us at any time in the last three years;

•	has an immediate family member who is, or in the past three years was, employed by us as an executive officer;

•

has accepted or has an immediate family member who has accepted any compensation from us in excess of $120,000 during a period of 12 consecutive months within the three years preceding the determination of independence (other than compensation for Board service, compensation to a family member who is a nonexecutive employee, or benefits under a tax-qualified retirement plan or nondiscretionary compensation);

•

is, was or has a family member who is or was a partner, controlling shareholder, or executive officer of any organization to which we made or from which we received payments for property or services in the current year or any of the past three fiscal years in an amount that exceeds the greater of $200,000 or 5% of the recipient’s consolidated gross revenues for the year;

•

is or has a family member who is employed as an executive officer of another entity where at any time during the last three years any of the Company’s executive officers serve or served on the entity’s compensation committee; or

•

is or has a family member who is a current partner of the Company’s independent registered public accounting firm or was or has a family member who was a partner or employee of the Company’s independent registered public accounting firm who worked on the Company’s audit at any time during the last three years.

Pursuant to the Nominating and Governance Committee Charter and as further required by NASDAQ rules, the Nominating and Governance Committee made a subjective determination as to each outside Director that no relationship exists which, in the opinion of the Board, would interfere with such individual’s exercise of independent judgment in carrying out his or her responsibilities as a Director. As part of such determination, the Nominating and Governance Committee examined, among other things, whether there were any transactions or relationships between AAWW and an organization of which a Director or Director Nominee has been a partner, shareholder, or officer within the last fiscal year. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that a Director is independent.

The Board considered that Ms. Hallett is a consultant to the U.S. Chamber of Commerce (the “Chamber”) and solicits membership in, support of, and contributions to, the Chamber, all of which are important factors in determining the compensation she receives from the Chamber. The Company is a member of the Chamber and participates in various activities of the Chamber. Although Ms. Hallett may be deemed to have an indirect interest in payments made by the Company to the Chamber, the Board has determined that these payments are not material because they were made in the ordinary course of business, the amount paid to the Chamber in 2015 was significantly below the financial thresholds established to determine Director independence (see above), and that any interest Ms. Hallett may be deemed to have in membership fees and other support of the Chamber paid by the Company are de minimis.

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Board Committees

Our Board maintains three standing committees, an Audit Committee, Compensation Committee, and Nominating and Governance Committee, each of which has a charter that details the committee’s responsibilities. The charters for all the standing committees of the Board of Directors are available in the Corporate Background section of our website located at www.atlasair.com and by clicking on the “Corporate Governance” link. The charters are also available in print and free of charge to any shareholder who sends a written request to the Secretary at Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Mr. Gilmore (Chairman) and Messrs. Agnew, Bernlohr, McCorkle, and McNabb, each of whom is an independent Director within the meaning of the applicable NASDAQ rules. The principal functions of the Nominating and Governance Committee are to:

•	Identify and approve individuals qualified to serve as members of our Board;

•	Select Director Nominees for the next annual meeting of shareholders;

•	Review at least annually the independence of our Directors;

•	Oversee our Corporate Governance Principles; and

•	Perform or oversee an annual review of the CEO, the Board and its committees.

The Nominating and Governance Committee held four in-person meetings in 2015.

Evaluation of Director Nominees and Expansion of the Board

Our Nominating and Governance Committee is responsible for reviewing and developing the Board’s criteria for evaluating and selecting new Directors. The Committee’s charter sets forth the criteria for skills and characteristics for Directors (see “Election of Directors” for the qualifications and experience of current Directors). The Nominating and Governance Committee identifies new candidates from a variety of sources, including recommendations submitted by shareholders.

New and incumbent Directors are individually evaluated from a skills and characteristics perspective on a number of different factors, including having the following traits: high personal standards; the ability to make informed business judgments; literacy in financial and business matters; the ability to be an effective team member; a commitment to active involvement and an ability to give priority to the Company; no affiliations with competitors; achievement of high levels of accountability and success in his or her given fields; experience in the Company’s business or in professional fields or other industries or as a manager of international business so as to have the ability to bring new insight, experience or contacts and resources to the Company; no direct affiliations with major suppliers, customers or contractors; and preferably previous public company board experience with good references.

As part of the Committee’s ongoing evaluation of the Board’s composition, in early 2016, our Board named Bobby J. Griffin and John K. Wulff to the slate of 2016 Director Nominees, which would increase the size of the Board from seven Directors to nine at the time of the Annual Meeting. Messrs. Griffin and Wulff were recommended as Director candidates by the Nominating and Governance Committee following referrals by our current Directors as part of the Committee’s process for identifying potential Directors. Mr. Griffin has notable executive experience in the areas of transportation, logistics, and supply chain management, including extensive international experience, due to his past senior leadership positions with Ryder System, Inc. Mr. Wulff has an especially strong financial background gained through various auditing, executive and finance positions, as well as substantial experience in leadership positions as a Director of several public companies.

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

The Nominating and Governance Committee will also consider whether potential Nominees are independent, as defined in applicable rules and regulations of the SEC and NASDAQ. The Board will nominate new Directors only from candidates identified, screened, and approved by the Nominating and Governance Committee. The Company considers diversity as an important element of the Board section process but does not have a formal policy regarding the diversity of its Directors. The Committee uses the criteria specified above when considering candidates for a Board seat and then searches for candidates that best meet those criteria without limitations imposed on the basis of race, gender, or national origin. The Board will also take into account the nature of and time involved in a Director’s service on other boards in evaluating the suitability of individual Directors and making its recommendation to AAWW’s shareholders. Service on boards of other organizations must be consistent with our conflict of interest policies applicable to Directors and other legal requirements.

Our Nominating and Governance Committee will consider shareholder recommendations for candidates to serve on the Board, provided that such recommendations are made in accordance with the Nominating and Governance Committee’s policy on security holder recommendations of Director Nominees (the “Shareholder Nominating Policy”), which is subject to a periodic review by the Nominating and Governance Committee. Among other things, the Shareholder Nominating Policy provides that a shareholder recommendation notice must include the shareholder’s name, address, and the number of shares beneficially owned, as well as the period of time such shares have been held, and should be submitted to the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577. A copy of our current Policy on Security Holder Recommendation of Director Nominees is available in the Corporate Background section of our website at www.atlasair.com. In evaluating shareholder Nominees, the Board and the Nominating and Governance Committee seek to achieve a balance of knowledge, experience, and capability. As a result, the Committee evaluates shareholder Nominees using the same membership criteria set forth above.

Corporate Governance Principles

We annually review our Corporate Governance Principles, believing that sound corporate governance practices provide an important framework to assist the Board in fulfilling its responsibilities. The business and affairs of AAWW are managed under the direction of our Board, which has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management. An informed, independent, and involved Board is essential for ensuring our integrity, transparency, and long-term strength, and maximizing shareholder value. The Corporate Governance Principles address such topics as codes of conduct; Director nominations and qualifications; Board committees; Director compensation; conflicts and waivers of compliance; powers and responsibilities of the Board; Board independence; serving on other boards and committees; meetings; Director access to officers and other employees; shareholder communications with the Board; annual Board evaluations; financial statements and disclosure matters; delegation of power; and oversight and independent advisors. A copy of our Corporate Governance Principles is available in the Corporate Background section of our website at www.atlasair.com.

Audit Committee

The Audit Committee of the Board of Directors currently consists of three outside Directors: Messrs. Agnew (Chairman), Bernlohr, and McNabb, each of whom is an independent Director within the meaning of the applicable rules and regulations of the SEC and NASDAQ (see also “Director Independence” above). The Board has determined that Messrs. Agnew and Bernlohr are “audit committee financial experts” as defined under applicable SEC rules. The Board believes that Mr. Agnew possesses the attributes necessary to be deemed an audit committee financial expert, these attributes having been acquired by chairing the AAWW Audit Committee for almost ten years, among other things.

The Audit Committee’s primary function, as set forth in its written charter (available in the Corporate Background section of our website at www.atlasair.com under the heading “Audit Committee Charter”) is to assist the Board in overseeing the:

•	Quality and integrity of the financial statements of the Company;

•	Qualifications and independence of our registered public accounting firm;

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

•	Performance of the Company’s internal audit function and independent registered public accounting firm;

•	Compliance with legal and regulatory requirements by the Company; and

•	Effectiveness of the Company’s financial reporting process, disclosure practices and systems of internal controls.

The Audit Committee is also responsible for appointing the independent registered public accounting firm, approving, in advance, audit and permitted non-audit services in accordance with the Committee’s preapproval policy (see also “Proposal No. 2” below) and overseeing the Company’s Code of Ethics (see also “Code of Ethics” above) and related party transactions. The Audit Committee held four in-person meetings and four telephonic meetings in 2015.

Audit Committee Report

AAWW management has responsibility for preparing the Company’s financial statements and AAWW’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing those financial statements. In this context, the Audit Committee has reviewed and discussed AAWW’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2015 with management and with PwC. The Audit Committee discussed with PwC the matters required to be discussed by Auditing Standard No. 16 — Communications with Audit Committees. The Audit Committee received from PwC the written communications required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence and satisfied itself as to the independence of PwC.

Based upon its reviews and discussions as described above, the Audit Committee recommended, and the Board of Directors approved, that AAWW’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC.

THE AUDIT COMMITTEE

Robert F. Agnew, Chairman

Timothy J. Bernlohr

Duncan J. McNabb

Code of Ethics and Employee Handbook

We have adopted a Code of Ethics applicable to the CEO, Senior Financial Officers and Members of the Board of Directors that is monitored by our Audit Committee and that includes certain provisions regarding disclosure of violations and waivers of, and amendments to, the Code of Ethics by covered parties. The Code of Ethics is reviewed on an annual basis. Any person who wishes to obtain a copy of our Code of Ethics may do so by writing to the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577. A copy of the Code of Ethics is available in the Corporate Background section of our website at www.atlasair.com under the heading “Code of Conduct”.

We also have an Employee Handbook and Code of Conduct that sets forth the policies and business practices that apply to all of our executives and other employees globally (except as provided under applicable law). The Employee Handbook and Code of Conduct addresses such topics as compliance with laws, moral and ethical conduct, equal employment opportunity, promoting a work environment free from harassment or discrimination, and the protection of intellectual property and proprietary information, among other things. In 2015, we completed a year-long review of our Employee Handbook and Code of Conduct to remain compliant with applicable law and consistent with best practices. We also implemented and distributed an updated Employee Handbook and Code of Conduct to employees worldwide in 2015.

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Compensation Committee

The Board’s Compensation Committee assists the Board in discharging and performing its duties regarding the compensation of our executives, including our named executive officers (our NEOs), executive succession planning, and other matters. The Compensation Committee also is the administrator of our long-term incentive award and annual bonus plans.

The Compensation Committee is required by its charter to meet at least four times annually. During 2015, the Compensation Committee held four in-person meetings and one telephonic meeting and acted once by written consent. In 2014, the Compensation Committee consisted of three outside Directors, Ms. Hallett (Chair), Mr. Gilmore and Mr. McCorkle, each of whom is an independent Director within the meaning of applicable SEC and NASDAQ rules. The Committee Chair position was refreshed in 2014, with Ms. Hallett replacing Mr. McCorkle as Committee Chair in September 2014.

How We Make Compensation Decisions

The Compensation Committee is responsible for reviewing, evaluating and establishing compensation plans, programs and policies for, and reviewing and approving the total compensation of, our senior executives at the level of executive vice president and above, including our CEO. The Committee also monitors the search for, and approves the proposed compensation for, all senior executives at the level of executive vice president and above, and periodically reviews and makes recommendations to the full Board regarding the compensation of Directors. In addition, the Compensation Committee retains and oversees the independent compensation consultant that provides advice regarding such compensation matters. See “Compensation Discussion & Analysis — Discussion of our Compensation Program” for a discussion of how we set our performance metrics.

•

The Role of Independent Compensation Consultants in the Compensation Process. The Committee has retained Willis Towers Watson as its independent compensation consultant. The compensation consultant advises the Committee on compensation for our senior executives and reviews and advises on our annual incentive plan (“AIP”) for these senior executives and our long-term incentive compensation plans for all our eligible employees. The compensation consultant periodically reviews the salaries, incentive awards (annual and long-term), and other benefits that we provide to our senior executives so that it may advise the Committee whether compensation paid to these persons is competitive with companies and industries in which we compete for executive talent. At the direction of the Committee, the compensation consultant advises on a framework and performance metrics for both our annual and long-term incentive plans. A representative from the compensation consultant also generally participates in Committee meetings related to executive compensation and regularly communicates with the Chair of the Committee. In addition, the compensation consultant assists the Committee in its annual risk assessment of our compensation policies and practices.

•

Consideration of the Independence of the Compensation Consultant. Towers Watson was exclusively engaged by the Compensation Committee during fiscal 2015. Subsequent to that engagement, Willis Group Holdings Plc (“Willis”) merged with Towers Watson to become Willis Towers Watson. We have historically used other Willis subsidiaries for certain non-aviation insurance brokerage services. Willis has been retained by management to provide these and other insurance brokerage services since 2000. Neither Willis Towers Watson nor any affiliate provided any other services to the Company. The Committee has reviewed the independence of Willis Towers Watson in light of SEC and NASDAQ listing standards regarding compensation consultants and has concluded that Willis Towers Watson’s work for the Committee is independent and does not create any conflicts of interest. The Committee has the sole authority to retain or replace Willis Towers Watson as the Committee’s compensation consultant.

The Compensation Committee also has considered whether the non-executive compensation services provided by Willis Towers Watson create any conflicts of interest in light of SEC Rule 10C-1 and the listing standards of NASDAQ. Because of the policies and procedures that Willis Towers Watson has in place, as well as the policies and procedures that the Compensation Committee has in place, the Compensation Committee has concluded that to the extent the work performed by Willis Towers Watson may create a possible appearance of a conflict of interest, there are sufficient safeguards and policies in place to mitigate or eliminate any such conflict, and therefore, no conflict of interest exists.

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

The factors used by the Compensation Committee to determine that no conflict of interest exists include the following:

•	the individual compensation consultant receives no incentive or other compensation based on the fees charged to the Company for other services provided by Willis Towers Watson;

•	the individual compensation consultant is not responsible for selling or providing other services of Willis Towers Watson to the Company;

•

Willis Towers Watson’s professional standards prohibit the individual compensation consultant from considering any other relationships Willis Towers Watson or its affiliates may have with the Company in rendering his or her advice and recommendations;

•	the individual compensation consultant has direct access to the Compensation Committee without management intervention;

•	the individual compensation consultant does not own any stock of the Company;

•	the individual compensation consultant does not provide any services to us other than those provided at the direction of the Compensation Committee;

•	there is no business or personal relationship between any Compensation Committee member or executive officer of the Company and the individual compensation consultant or Willis Towers Watson;

•	the amount of fees received by Willis Towers Watson for the services provided to the Compensation Committee is less than .01% of the total revenues of Willis Towers Watson; and

•	all non-executive and non-Director compensation services are provided by personnel of Willis Towers Watson who are not involved in providing services at the direction of the Compensation Committee.

•

The Role of Our Senior Executives in the Compensation Process. The Committee makes its decisions after reviewing recommendations from the independent compensation consultant, the CEO, and the Chief Human Resources Officer. Except for discussions related to their own levels of compensation, Mr. Flynn and Mr. Kokas participate in portions of the Committee’s meetings to discuss the establishment, and ultimate payment, of annual incentive awards to senior executives at the level of executive vice president and above and long-term incentive awards to management and other eligible employees, and for salary adjustments, if any, to our senior executives, as well as other compensation matters related to these persons. Any individual whose performance or compensation is to be discussed at a Compensation Committee meeting does not attend such meeting (or the applicable portion of such meeting) unless specifically invited by the Compensation Committee, and the CEO is not present during voting or deliberations regarding his compensation. The Compensation Committee also meets, as needed, in executive session with outside counsel and the independent compensation consultant to discuss any matters that the Compensation Committee or any of these groups believes warrant the Compensation Committee’s attention.

•

Compensation Committee Interlocks and Insider Participation. No member of our Compensation Committee serves as a member of the Board of Directors or the compensation committee of any entity that has one or more of our senior executives serving as members of the Board or Compensation Committee.

Following approval of the annual budget, either before or during the first quarter of each year, the Committee establishes the minimum financial performance objective required for any annual incentive award payment, as well as the year’s objectives for financial, on-time customer service reliability and service quality and individual goals and objectives for senior executives. All are taken into account in setting the performance range for each such executive and ultimately in determining the amount of each such executive’s annual award payment, if any. The Committee establishes these criteria, with the advice of the independent compensation consultant and outside counsel, as appropriate, after reviewing information submitted to the Committee by the CEO and Chief Human Resources Officer (at the request of the Committee). Our CEO and Chief Human Resources Officer also provide information to the Committee regarding annual and long-term incentive plans that the Committee considers, with the advice of the independent compensation consultant and outside counsel, in its determination of awards under those plans.

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

The Committee’s Risk Assessment of Our Compensation Policies

The Compensation Committee, after considering advice of Willis Towers Watson, has concluded that our 2015 compensation program is appropriately balanced and does not promote imprudent or excessive risk taking based on the following factors:

•	Extent of oversight. The Compensation Committee with members of management reviews the performance of our compensation plans.

•

Governance. Oversight roles are clearly defined throughout the company to ensure that pay plans are aligned with business goals and risk tolerances, stress tested under realistic assumptions, and balanced between corporate standards and business-unit autonomy.

•

Risk profile and balance within the incentive structure. Our plans are designed by the Compensation Committee to appropriately balance fixed and variable pay, cash and equity, short- and long-term incentives, and corporate, business unit and individual performance goals.

•

Plan design. Our plans are designed to avoid such features as very steep incentive slopes, unreasonable goals or thresholds, uncapped payouts, rigidly formulaic awards, undue focus on any one element of compensation, and misaligned timing of payouts and we maintain risk mitigating features including the Compensation Committee’s retained discretion with respect to assessing awards, clawbacks, and shareholding requirements.

•

Performance metrics. Performance metrics reflect risk and use of capital, quality and sustainability of results and do not provide an incentive to management to seek short-term results that encourage high-risk strategies designed to exact short-term results at the expense of long-term performance and value.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves as a member of the Board of Directors or the compensation committee of any entity that has one or more of our executive officers serving as members of the Board or Compensation Committee.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, as well as the Executive Compensation Tables, are organized as follows:

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COMPENSATION DISCUSSION AND ANALYSIS

Overview

Proxy Summary

For a summary of certain of the items discussed below, please see “Proxy Summary” beginning on page i of this Proxy Statement.

Overview of Business

We are a leading global provider of outsourced aircraft and aviation services. We are the parent company of Atlas, Southern Air, and Titan. We are also the majority shareholder of Polar.

Through Atlas and Polar, we operate the world’s largest fleet of 747 freighters. Through Atlas and Southern Air, we operate 777, 767 and 737 freighters as well as 747 and 767 passenger aircraft. We also own and dry lease a portfolio of aircraft through Titan, including six 777 freighters. In total, we have a fleet of more than 75 aircraft.

We provide unique value to our customers by giving them access to the widest range of modern, efficient aircraft, combined with outsourced aircraft operating services that we believe lead the industry in terms of quality and global scale. Prior to acquiring Southern Air, we operated 32,506 flights serving 426 destinations in 123 countries in 2015, reflecting our unmatched global scale and scope.

Our customers include airlines, express delivery providers, freight forwarders, the U.S. military, and charter brokers. We provide global services with operations in Africa, Asia, Australia, Europe, the Middle East, North America, and South America.

Our primary service offerings include the following:

•

ACMI (Aircraft, Crew, Maintenance, and Insurance): We provide outsourced cargo and passenger aircraft operating solutions, including the provision of an aircraft, crew, maintenance, and insurance. Customers assume fuel, demand, and yield (rate) risk and most other operational fees and costs.

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COMPENSATION DISCUSSION AND ANALYSIS

•

CMI (Crew, Maintenance, and Insurance): Within ACMI, we also provide outsourced cargo and passenger aircraft operating solutions, including the provision of crew, maintenance, and insurance, but not the aircraft. Customers assume fuel, demand, and yield risk and most other operational fees and costs.

•

Charter: We provide cargo and passenger aircraft charter services to customers including the U.S. Military Air Mobility Command, brokers, freight forwarders, direct shippers, airlines, sports teams and fans, and private charter customers. The customer pays a fixed charter fee that includes fuel, insurance, landing fees, navigation fees, and most other operational fees and costs.

•	Dry Leasing: We provide cargo and passenger aircraft and engine leasing solutions. The customer operates, and is responsible for insuring and maintaining, the flight equipment.

We currently operate our service offerings through the following reportable segments: ACMI, Charter, and Dry Leasing.

ACMI	Charter	Dry Leasing

~70-75% of Block Hours*	~25-30% of Block Hours*	Not Tied to Block Hours*
*	Block Hours are the time intervals between when an aircraft departs the terminal until it arrives at the destination terminal and are the units by which we typically charge ACMI and Charter customers. In Dry Leasing, customers are typically charged a fixed monthly amount for the use of an aircraft or engine.

Performance Highlights and Key Achievements in 2015

The Company performed well in 2015, outperforming the airfreight market and delivering significant increases in adjusted net income, adjusted EPS, and free cash flow. We executed on our strategic initiatives to strengthen and diversify our business mix, expand our customer base, generate cost savings through operating efficiencies, and enhance our portfolio of assets and services. Our results reflected the strength of our ACMI and Dry Leasing businesses, growth in the Charter business, progress in our efficiency and productivity initiatives, and an increase in the average utilization of our operating fleet during the year as we capitalized on the market demand for our aircraft. See also “2015 Pay for Performance” on page 30.

Our long-term strategic plan to diversify our business and enhance our financial results is consistent with the metrics in our short- and long-term incentive plans. Over the past several years, we have sought to transform and diversify our business. Our executives have successfully executed a number of long-term strategic initiatives approved by our Board, notwithstanding market environments that were often challenging and turbulent. The table below shows how our most significant company metrics have progressed during this period.

Company Metrics ($ Millions for Adjusted EBITDA and Free Cash Flow)	2011	2015	2011-2015 CAGR

Block Hours	137,055	178,060	h 6.8%

Fleet Growth*	43	67	h 11.7%

Free Cash Flow**	$77.9	$326.8	h 43.1%

Adjusted EBITDA**	$211.8	$377.9	h 15.6%

Four-Year ROIC**		31.9%
*	Includes customer-owned aircraft.

**	Adjusted EBITDA, Free Cash Flow and ROIC are non-GAAP measures. A reconciliation of such non-GAAP measures to the corresponding GAAP numbers is contained in Exhibit A attached hereto.

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COMPENSATION DISCUSSION AND ANALYSIS

The continued success of our business begins with our customers and the superior value-added services we provide. In 2015, despite a challenging global airfreight market, we successfully:

•	Outperformed the global airfreight market;

•	Delivered against aggressive objective on-time customer service quality goals and maintained a safe and compliant operation;

•	Continued execution of our long-term strategic plan;

•	Acquired our tenth 747-8 freighter and secured highly attractive financing;

•	Acquired two 767 aircraft and converted them to freighter configuration, driving additional reliable, predictable profitability in both our Dry Leasing business and CMI operations;

•	Expanded ACMI service for DHL Express (Transpacific), extended ACMI service with BST Logistics (Asia), Etihad Airways (Middle East) and Qantas (Australia);

•	Expanded CMI Boeing 767 freighter service in North America for DHL Express;

•	Expanded commercial and military Charter flying, including carrying our one-millionth charter passenger;

•	Achieved substantial Continuous Improvement operating efficiencies;

•	Enhanced shareholder value by repurchasing 1.7% of our outstanding shares;

•	Maintained a strong cash position;

•	Generated strong free cash flow; and

•	Refinanced higher-cost 747-400 EETC debt and 747-8F term loans with lower-cost debt, improving financial and operating flexibility.

In April 2016, we acquired Southern Air, a premier provider of intercontinental and domestic CMI services.

The acquisition of Southern, which will be immediately accretive, provides us immediate entry into 777 and 737 aircraft operating platforms, with potential for developing additional business with existing and new customers of both companies. The result will be a more diversified and profitable company offering access to the widest range of modern, efficient aircraft.

Disciplined and Balanced Capital Allocation Strategy

We are committed to creating, enhancing, and delivering value to our shareholders.

Our commitment reflects a disciplined and balanced capital allocation strategy that has focused on maintaining a strong balance sheet, investing in modern, efficient assets, and returning capital to shareholders.

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COMPENSATION DISCUSSION AND ANALYSIS

Shareholder Outreach and Engagement

We have made an extensive multiyear effort to solicit and understand shareholder perspectives, engaging with shareholders each year for the past five years. In 2015, we reached out to holders of approximately 75% of our outstanding shares to help our Board better understand the evolving perspectives of our shareholders regarding the Company’s governance and compensation practices. In response to these outreach efforts, we held discussions with all interested holders constituting approximately half of our outstanding shares. We gathered meaningful feedback that the Board considered and incorporated into its discussions, including in setting and structuring 2016 compensation, although interested shareholders with whom we held discussions did not identify specific executive compensation practices requiring changes.

The results of these discussions were reported to the relevant committees and the full Board. They are taken into consideration as the Board contemplates further improvements to our corporate governance and executive compensation programs, communications, and disclosures. The diagram below represents our ongoing shareholder outreach process.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program and Corporate Governance Changes in Recent Years

In response to shareholder feedback and concerns, our Compensation Committee has made significant changes to both our compensation program and corporate governance practices over the last several years to further link pay and performance and enhance market alignment and our corporate governance practices.

Annual Bonus Performance Metrics	• Individualperformance metrics for the CEO comprise 20% of weighted performance metrics commencing in 2014 (versus 30% in prior years).

Peer Group	• Revisedthe benchmark peer group to consist of ~20 companies in industries similar to ours, with median revenue size approximately equal to AAWW revenues (including revenues of Polar).

Multiple Peer Groups	• Aseparate peer group previously used for LTI award grants was eliminated.

Incentive Plans Performance Metrics	• Long-termincentive plan metrics changed from relative to absolute measures.

CEO Compensation Benchmarking	• CEOlong-term incentive plan (LTI) award grant level revised in 2014 to be targeted at approximately the median of benchmark peer group.

Clawback	• AdoptedAIP clawback policy.

Change-in- Control Provisions	• Long-termincentive awards have double trigger change-in-control provisions, with legacy single trigger awards comprising less than 10% of total legacy LTI awards.

Majority Voting	• Adoptedmajority voting standard in uncontested elections to enhance Director accountability and as a matter of best corporate governance practices.

Board Refreshment

•      Twonew Nominees up for election this year, enhancing the Board’s overall level of skill and bringing new perspectives to the Board and Committee decision-making processes.

•      Rotatedthe independent Board Chair and Compensation Committee Chair positions within the last two years to ensure fresh perspectives and to enhance the Directors’ understanding of different aspects of the Company’s business and enabling functions.

Enhanced Stock Ownership Guidelines

•      Revisedour Guidelines to increase target ownership requirements for the Directors and the NEOs.

•      Targetownership levels for the Directors and the NEOs are now based on the lesser of: (1) 4x annual base cash retainer, or 7,500 shares, for independent Directors, (2) 5x base salary, or 100,000 shares, for the CEO, (3) 3.5x base salary, or 40,000 shares, for the Chief Executive Officer of Titan or the President of Atlas Air, and (4) 3x base salary, or 30,000 shares, for executive vice presidents.

Compensation Program That Aligns Pay and Performance

Our Compensation Committee believes that our compensation practices have played a key role in our steady operating and financial results during challenging times in the global freight industry over the last several years. The Committee aligns executive compensation with Company and individual performance while providing incentives needed to attract, motivate, and retain executives that drive the Company’s creation of long-term shareholder value.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee achieves these goals by:

•

Aligning annual incentives with key annual financial, on-time customer service reliability, and operating objectives that directly tie to the company’s strategy and holistic approach to achieving success,

•	Aligning long-term incentive awards with executive retention and our shareholders’ interests by basing awards on key Company financial metrics and long-term operating performance, and

•

Creating a pay mix portfolio with an appropriate balance of fixed and variable pay, as well as performance-based pay having short- and long-term components, with different performance metrics important to the Company in each.

Each NEO is compensated with three primary forms of executive compensation: base salary, annual bonus incentive opportunity, and long-term performance incentive awards. Annual and long-term performance incentives are payable based on specific performance objectives as set forth in the below diagram.

Elements of Pay	Form	Links to Performance	Purpose
Base Salary	Cash	Fixed annual compensation	¡ Attract and retain executive talent ¡ Designed to compensate executives for their responsibility, experience, sustained high level of performance and contribution to our success
Annual Incentives	Cash	EPS	¡ Drives key business, operating and individual results on an annual basis ¡ Derived from our annual operating plan ¡ Strictly performance-based against measureable metrics; no payout guaranteed
Objective on-time customer service reliability metrics
Individual Performance Objectives
Long-Term Incentives	Performance Share Units (PSU) and Performance Cash	Average Growth in Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	¡ Links NEO and long-term shareholder interests ¡ Serves as a key retention tool and a strong long-term performance driver ¡ Performance-based against measureable metrics; no payout guaranteed
Return on Invested Capital (“ROIC”)
	RSUs	Alignment with shareholder returns	¡ Serves as a key long-term retention tool and value increases with increase in share price

CEO Compensation Opportunity

A significant majority of compensation opportunity for our CEO is performance-based. As indicated below, 66.6% of maximum total CEO compensation opportunity in 2015 was performance-based, including almost 43.5% in performance-based LTI opportunity and 23.1% in annual incentive opportunity. An additional 21.9% of compensation opportunity was in the form of RSUs with four-year vesting.

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COMPENSATION DISCUSSION AND ANALYSIS

Our CEO’s base salary has not been increased since April 2012, his bonus opportunity has not been increased since 2010 and his long term incentive opportunity was decreased from 4.75 multiple of salary to 3.75 multiple of salary in 2014 to be better aligned with peer group levels. The following charts illustrate our CEO’s total compensation opportunity in 2015, as well as the 2015 long-term incentive opportunity for our CEO (assuming payout at maximum levels):

2015 Total CEO Compensation Opportunity	CEO’s Long-Term Incentive Opportunity

We maintain stock ownership guidelines and anti-hedging and anti-pledging policies, as further described below in more detail. Aligning the interests of our executives with those of our shareholders provides incentives to our executives to avoid taking inappropriate business risks.

2015 Pay for Performance

Our compensation program is structured to be strongly aligned with the performance of the Company, with a significant portion of senior executives’ compensation based upon three performance metrics tied to our annual and long-term incentive plans. The performance metrics are designed to drive the achievement of key business, financial, on-time customer service, and operational annual and long-term results, in addition to individual contributions. The performance-based payouts for 2015 demonstrate the Compensation Committee has set rigorous goals that align with the Company’s strategy and reflect the performance outcomes over the past few years:

•	Performance-Based Long-Term Incentive (for 3 year period 2013-2015): No payout was made due primarily to the impact of the settlement of a legacy civil class action antitrust lawsuit in 2015.

•	Annual Incentive (2015): Payout at approximately 2x target, reflecting our strong 2015 performance.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Best Practices

Compensation Practice	AAWW Policy

Significant “At Risk” Compensation

✓  Morethan 65% of maximum total CEO and target total other NEOs compensation is “at risk” and subject to achievement of pre-established performance goals tied to operational, financial and strategic objectives.

“Clawback” Policy	✓ Adoptionof a “clawback” of annual incentive compensation to discourage imprudent risk taking.

No Adjustments for Shareholder Buybacks	✓ Shareholderbuybacks are not factored in EPS calculation for AIP purposes. Therefore, executives’ annual incentives do not benefit from share buybacks.

“Double Trigger” Vesting Acceleration

✓  “Doubletrigger” in long-term equity and cash performance incentive awards (granted in 2014 and beyond), with no vesting unless a change of control is accompanied by a qualifying termination of employment. Legacy “single trigger” awards now make up less than 10% of our outstanding grants.

No Change of Control Gross Ups	✓ Changeof control payments are not grossed up for tax purposes.

Extended Vesting Requirements	✓ Time-basedequity award agreements provide for a four-year vesting schedule.

Limited Perquisites	✓ TheCompany strictly limits perquisites and does not provide for items such as personal use of airplanes, Company-provided autos, and/or auto allowances or club dues.

No Grants of Stock Options	✓ TheCompany provides full value equity awards with either performance-based vesting or extended time-vesting requirements and has not granted stock options for many years.

No Repricing	✓ Repricingof underwater stock options not allowed.

Stock Ownership Requirements	✓ Minimumstock ownership guidelines and recommended holding periods for stock are in place, and all executive officers are compliant in all respects.

No Hedging or Pledging of Shares

✓  Insidersprohibited from engaging in hedging and monetizing transactions involving the Company’s securities and from engaging in certain speculative transactions in respect of the Company’s securities.

Risk Management	✓ Compensationprogram design does not promote excessive risk taking.

Independent Compensation Consultant	✓ TheCompensation Committee has determined that the compensation consultant is independent.

162(m) Compliant	✓ AIPcompensation is designed to qualify as performance-based compensation under Section 162(m).

Performance Assessment	✓ TheCompensation Committee annually assesses its own performance.

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COMPENSATION DISCUSSION AND ANALYSIS

Discussion of Our Compensation Program

Using a Sensibly Structured Peer Group to Aid Our Compensation Decisions

Our Compensation Committee, together with its independent compensation consultant, periodically reviews relevant competitive market pay data for executives in our industry and similar industries. The Committee identifies a core group of companies, used to periodically assess the Company’s compensation levels and practices, as one factor in the compensation-setting process. In 2014, we completely changed our peer group in response to shareholder feedback to (i) include additional companies in similar industries with similarly sized revenues, and (ii) remove companies with larger revenues that required regression and other adjustments to their revenue data.

Given the global nature of our business, we believe it is critical to recruit and retain executives with a breadth of experience in global markets. A significant portion of our revenue is derived from companies and business activity based outside of the United States. In 2015, we operated 32,506 flights, serving 426 destinations in 123 countries.

For 2015, our peer group includes companies that are, in comparison to AAWW:

•	Comparably sized as measured by revenue, with median revenue in 2015 of $2.6 billion, and with revenues that range from 0.48x to 2.65x of AAWW’s revenue (including Polar revenue), and

•	Operate and compete for business and talent in similar industries, including transportation, logistics and aerospace services industries.

For peer comparison purposes only, AAWW’s revenue includes Polar revenue. AAWW holds a 51% economic interest and a 75% voting interest in Polar. Polar operates a fleet of Boeing 747 freighters in time-definite, airport-to-airport scheduled air cargo service to North America, Asia, Europe, and the Middle East. Although Polar’s revenues and results are not consolidated with those of AAWW for financial reporting purposes, Mr. Flynn serves as Chairman, CEO and President, Mr. Dietrich serves as Executive Vice President and Chief Transportation Officer, and Mr. Kokas serves as Executive Vice President, General Counsel, Chief Human Resource Officer, and Assistant Secretary of Polar. As executive officers of Polar, Messrs. Flynn, Dietrich, and Kokas have significant executive and operating responsibilities at Polar.

Because AAWW controls the voting interests of Polar and AAWW’s NEOs serve in executive positions at Polar for the benefit of both AAWW (as majority owner of Polar) and Polar, we believe including Polar’s revenues among AAWW’s for purposes of peer group comparisons is appropriate.

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COMPENSATION DISCUSSION AND ANALYSIS

Our 2015 peer group is comprised of the following companies:

Company	Description	Revenue for FY2015 ($ in millions)
Alliant Techsystems Inc.* (nka: Orbital ATK, Inc.)	Aerospace, defense, commercial products	4,532
Barnes Group Inc.	Aerospace and industrial manufacturer	1,194
B/E Aerospace Inc.	Aerospace fasteners and consumables distributor	2,730
Bristow Group Inc.	Offshore helicopter transport services	1,727
Con-Way Inc.*	Freight transportation and logistics	5,806
Curtiss-Wright Corp.	Engineered, technologically advanced products and services	2,206
Echo Global Logistics, Inc.	Technologically enabled business process outsourcing	1,512
Esterline Technologies Corp.	Aerospace and defense manufacturer	1,936
Exelis Inc.*	Aerospace, defense and information solutions provider	3,277
GATX Corporation	Railcar leasing	1,450
Harris Corporation*	International communications and information technology	5,083
Hexcel Corporation	Industrial manufacturer	1,861
Kansas City Southern	International transportation	2,419
Rockwell Collins, Inc.	Avionics and information technology systems and services provider	5,244
Ryder System, Inc.	Truck rental, supply chain and fleet management services	6,572
Spirit Aerosystems Holdings, Inc.	Aero structures manufacturer	6,644
Tidewater Inc.	Large offshore service vessels to global energy industry provider	1,496
TransDigm Group Inc.	Commercial and military aerospace components manufacturer	2,707
Trinity Industries, Inc.	Transportation, construction and industrial products manufacturer	6,393
UTi Worldwide Inc.	Global supply chain management solutions provider	4,180
Median Revenue of Peers*		$2,563
*	During 2015, four of AAWW’s peer companies were acquired or underwent significant transactions. These companies included Alliant Techsystems, Inc. (now known as Orbital ATK, Inc.), Con-Way Inc., Exelis, Inc., and Harris Corporation. With respect to Con-Way Inc. and Exelis, Inc., the last available revenue reflects FY2014 and is included in the table above for information purposes, but is not reflected in the calculation of median revenue of peers.

In 2014, the Committee adjusted the LTI award grant level for our CEO to be targeted at approximately the median of our benchmarking peer group. For NEOs other than the CEO, major elements of pay at target were at or above the 75th percentile.

Based on its review of AAWW peer companies, the Compensation Committee, together with its independent compensation consultant, determined changes to be made for the 2016 peer group based on recent market events. In 2016, the AAWW peer group will include three new companies to replace the three entities that were the subject of 2015 mergers and acquisitions activity. The new companies are Teledyne Technologies Inc., Park-Ohio Holdings Corp., and AAR Corp. and will replace Con-Way Inc., Exelis Inc., and Harris Corporation. Alliant Techsystems Inc., now known as Orbital ATK, Inc., will remain in the peer group.

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COMPENSATION DISCUSSION AND ANALYSIS

Base Salary

Purpose: Base salary is designed to compensate executives for their responsibility, experience, sustained high level of performance, and contribution to our success.

Process for setting salaries: The amount of any senior executive salary increase is determined by the Compensation Committee based on a number of factors, including but not limited to:

-	the nature and responsibilities of the position;

-	the level of performance of the individual;

-	the expertise of the individual;

-	survey data;

-	advice of the Compensation Committee’s independent compensation consultant; and

-	recommendations of the CEO (except regarding his own salary) and the Chief Human Resources Officer (except regarding his own salary).

Salary levels for executives are generally reviewed annually by the CEO and the Compensation Committee as part of the performance review process.

Actions in 2015: The Compensation Committee made no adjustments to the salary for the CEO. The Committee has not increased the salary for the CEO since April 2012.

In February 2015, the Committee reviewed the salary level for Mr. Steen in connection with his promotion to President and CEO of the Company’s Titan dry leasing subsidiary, and increased his salary from $580,000 to $600,000 to create better internal alignment among senior executive officers.

The Compensation Committee has not increased salaries for the other NEOs since 2014.

Performance-Based Annual and Long-Term Incentive Compensation

The Compensation Committee takes a holistic approach to incentive compensation using a combination of related short- and long-term performance-based incentives to achieve the Company’s annual, as well as longer-term, strategic goals.

At-Risk Philosophy:

The Compensation Committee believes that a significant portion of a senior executive’s compensation should be “at-risk,” based upon the Company’s financial and operating performance. Performance-based compensation aligns senior executive compensation with our goals for corporate financial and operating performance and encourages a high level of individual performance. For 2015, 66.6% of our CEO’s maximum total direct compensation opportunity (base salary and maximum payout opportunity of annual and long-term incentive awards granted in 2015) was performance-based.

How we set our incentive metrics:

AIP financial and performance metrics are based on measurable performance-based criteria, including (i) EPS; (ii) on-time customer service reliability and (iii) individual annual objectives for our NEOs.

Long-term performance incentives are directly linked to strategic initiatives intended to enhance shareholder long-term interests.

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COMPENSATION DISCUSSION AND ANALYSIS

We base a significant portion of our executives’ compensation on the Company’s financial and operating performance to align senior executive compensation with our goals for corporate financial as well as operating performance and to encourage a high level of individual performance. The annual and long-term metrics upon which our incentive plans are structured are designed to drive, on an integrated basis, the achievement of key business, financial, on-time customer service, and operational annual and long-term results, as well as to recognize the individual contributions of our executives towards these goals.

In designing the annual incentive awards for our executives, the Compensation Committee considers the annual budget and short- and long-term strategic goals approved by the full Board of Directors and then designs the annual and long-term incentives targets such as EPS, ROIC, and EBITDA around the budget and strategic plan. Notably, share repurchases do not contribute to the achievement of EPS performance under the AIP. We also believe that a significant portion of our executives’ total compensation should be equity-based, providing a strong alignment between the senior executive’s compensation and shareholders’ interests.

Link Between Our Strategy and Our Incentive Metrics:

Our long-term business strategy contemplates initiatives which enhance our organizational and operating capabilities, generate additional operating efficiencies, broaden our portfolio of assets and services, and diversify our business mix.

Set forth below are the metrics used under our performance incentive plans in 2015 to provide appropriate rewards for prudent risk-taking, key financial performance and objective results in support of our business strategy. In addition, we believe that our performance metrics align and underscore the link between incentive compensation and the successful execution of our business strategy, and reflect our ongoing commitment to a pay-for-performance compensation philosophy.

After a review with our Board of Directors regarding the potential for competitive harm, we do not disclose in advance of payout the detailed quantitative company financial performance targets for our incentive compensation plans.

Annual Incentives
Performance Metrics	Weighting	Rationale

EPS	CEO: 60% Other NEOs: 50%	• Promotes the creation of shareholder value and the achievement of financial performance targets, particularly profitability.

On-time customer service reliability	CEO: 20% Other NEOs: 20%	• Provides an incentive to management to meet or exceed challenging standards set by our customers in order to strengthen long-term customer relationships.

Individual annual objectives	CEO: 20% Other NEOs: 30%	• Tied directly into the annual and long-term goals set in our annual operating budget and long-term strategic plan.
Long-Term Incentives
Performance Metrics	Weighting	Rationale

Adjusted EBITDA growth	50% vesting based on a performance matrix	• Encourages management to pursue long-term profit potential and cash flow opportunities and is consistent with achievement of the Company’s long-term strategic goals.

ROIC	50% vesting based on a performance matrix	• Drives growth and profitability through the efficient use of our capital and encourages prudent risk-taking.

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COMPENSATION DISCUSSION AND ANALYSIS

The metrics approved for our AIP are based on measurable performance-based criteria:

•

EPS — Objective Metric. Our primary performance-based metric in our AIP is the Company’s Earnings Per Share. In calculating pretax earnings, items contained in the Company’s board-approved annual operating budget do not result in any adjustment. However, items such as any gain or loss resulting from changes in accounting principles, results from discontinued operations and specific other operating, and non-operating expenses may be taken into account as adjustments to the extent that amounts related thereto were not included in the target for the Company’s operating plan as approved by the Board of Directors. We make these adjustments, if any, to account for factors that we believe are not within the control of management, are not representative of our management team’s performance under the operating plan and to promote incentives for management to make decisions that focus on the creation of long-term value rather than based on short-term bonus payments.

•

On-time customer service reliability — Objective Metric. These are all objective, measurable goals that are set to meet or exceed challenging standards set forth in customer service agreements (maintaining superior on-time customer service is essential to differentiating AAWW from its competitors).

•

Individual annual objectives for our NEOs. These are tied directly into the annual and long-term goals set in our annual operating budget and long-term strategic plan, including continuous improvement and cost savings, diversifying our business, and enhancing our financial results.

For our long-term incentive awards, the Compensation Committee each year establishes the performance metrics for the following three-year award period. Our long-term incentive performance metrics relate to key Company long-term strategies and provide substantial payouts only upon achievement of exceptional performance. The metrics approved for long-term performance awards for 2015 were based on:

•

EBITDA growth — Objective Metric. Used for companies in industries like ours that require significant upfront financial investments. EBITDA is an appropriate measure of underlying profit potential and an indicator of operating cash flow.

•

ROIC — Objective Metric. Used because the Company’s strategic plan involves a significant investment program in its aircraft fleet, and the ability of the Company to manage its balance sheet to generate returns is an important measure to investors.

At the end of the three-year period, the awards vest based on a performance matrix ranging from no vesting if the Company’s performance is in the bottom quintile of both EBITDA and ROIC metrics to 200% vesting if performance on both metrics is in the top quintile. Target vesting (100% of the award) is achieved if the Company’s performance is at the target level.

More detail on our AIP and LTIP, as well as more specifics relating to the awards granted in 2015 to our CEO and NEOs, is provided below.

Annual Performance-Based Cash Incentive Program

Annual cash incentive compensation awards to our executives are made under the AIP, which is part of the Company’s 2007 Incentive Plan (“Incentive Plan”). Annual cash incentive awards under the AIP are intended to qualify as performance-based compensation as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Each of our executives is assigned a target bonus opportunity and a maximum bonus opportunity. For 2015, Mr. Flynn had a target bonus opportunity of 100% and a maximum bonus opportunity of 200% of annual base salary; the target bonus opportunity for Messrs. Dietrich and Steen was adjusted from 85% to 90% of annual base salary, and a maximum bonus opportunity of 180% of annual base salary. The increase was in connection with the increased level of senior executive responsibility with Mr. Dietrich’s promotion to President and COO of Atlas Air, Inc. in addition to being President and COO of the Company, and Mr. Steen’s promotion to President & CEO of Titan in addition to serving as Chief Commercial Officer of the Company. Messrs. Kokas and Schwartz had a target bonus opportunity of 85% of annual base salary, with a maximum bonus opportunity of 170%.

Bonuses are payable based on the achievement of the EPS, on-time customer service reliability, and individual business objectives described below. The Company must generate a threshold level of EPS for any award to be

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COMPENSATION DISCUSSION AND ANALYSIS

payable under the AIP as further described below. Based on instructions from the Compensation Committee and on the business plan reviewed by the Board, management and Willis Towers Watson recommended an AIP for 2015 based on achievement of our EPS, service reliability, and individual performance objectives weighted for each executive as set forth above under “Link Between Our Strategy and Our Incentive Metrics”.

As described below, the Company exceeded the threshold EPS level for awards to be payable under the AIP for 2015 and all of the financial and individual business objectives of our CEO and our other NEOs were achieved at 200%, while the service quality metric was achieved at 180%. Actual bonus amounts paid to Messrs. Flynn, Dietrich, Steen, Kokas, and Schwartz under the AIP are included in the Summary Compensation Table for Fiscal 2015 under “Non-Equity Incentive Plan Compensation”.

EPS — Objective Metric. One of the performance factors in the 2015 AIP was our EPS. For purposes of the AIP, the EPS performance range was (1) a threshold amount of $3.28 per share, (2) $4.10 per share for the target amount, and (3) $4.40 per share representing maximum achievement. The EPS number was calculated based on 25.25 million shares outstanding, which was set at the beginning of the year, (to avoid any benefits due to share repurchases, which could otherwise result in a higher bonus payout based solely on such share repurchases). For 2015, EPS, using the pre-established shares outstanding, exceeded the Board’s forecast and the maximum achievement levels of EPS of $4.40, applying the adjustment for the litigation settlement and related legal fees and charges related to the early extinguishment of debt as required by the AIP (other adjustments to EPS under the AIP would not have the effect of reducing EPS). Accordingly, the EPS metric was achieved at 200%.

Our EPS metric under the AIP is designed to be rigorous. The target amount of $4.10 in 2015 represented a 34.4% increase over $3.05, our target amount in 2014.

On-Time Customer Service Reliability — Objective Metric. In addition to EPS, the second objective performance metric that was used to determine 2015 annual cash bonus payments was our on-time customer service reliability. Our 2015 on-time customer service quality goals are all objective, measurable goals that are set to meet or exceed challenging standards set forth in our customer service agreements. In 2015, we exceeded our on-time customer service reliability levels in all categories except for AMC performance, resulting in 180% performance attributable to this objective performance metric.

The on-time customer service reliability portion of our AIP is an objective on-time calculation. It is comprised of specific challenging, objective, measurable on-time customer service reliability goals set forth in our written customer contracts.

Customer Service Offering	2015 Result

ACMI	Exceeded all on-time objective customer service performance goals during the year without incurring net customer financial penalties.

CMI	Exceeded all on-time objective customer service performance goals during the year without incurring net customer financial penalties.

AMC/Military

On-time objective customer service performance goals during the year achieved in part. Both cargo and passenger performance were impacted by fewer mission counts (less flights), short notice demand and higher rates of operational delays.

2015 Individual Performance Objectives. Individual annual objectives for our NEOs are reviewed with and approved by the Compensation Committee each year, typically when the Company’s operating plan is being

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COMPENSATION DISCUSSION AND ANALYSIS

approved by the Board of Directors. These performance objectives tie into our annual business plan and our long-term strategic plan, including continuous improvement and cost savings, diversifying our business, and enhancing our financial results, among others.

Set forth below are the primary objectives and achievements for each of our NEOs during 2015. All of our NEOs met or exceeded the maximum achievement on their individual performance objectives (the third AIP performance metric), resulting in a 200% performance factor. This metric was weighted at 20% for our CEO and 30% for all other Named Executive Officers for 2015.

2015 Individual Performance Objectives

William J. Flynn — President and Chief Executive Officer

✓	Execute the Company’s Long-Term Strategic Plan

-	Analyzed and pursued select business opportunities of potential strategic and financial importance to AAWW, including the Southern Air acquisition, among others.

-	Developed creative and innovative business cases that will attract customer interest in asset placements/commitments.

-	Expanded the CMI footprint with the addition of four more 767-200 aircraft to service DHL Express’s domestic needs.

-

Expanded DHL Express core network with (i) the replacement of 747-8F aircraft for 747-400F aircraft, (ii) the addition of incremental 747-400F aircraft, and (iii) the extension of expiring aircraft terms.

-	Continued developing AAWW’s long-range strategic fleet plan (including 777 aircraft).

-	Executed on a number of other significant aircraft related transactions that are expected to make significant contributions to future earnings and to generate very favorable rates of return.

-	Enhanced Titan dry leasing structure to deliver increased annual income tax benefits.

-	Successfully strengthened, grew, and developed customer relationships and opportunities by leveraging the Company’s positive market position and financial strength.

-	Actively participated in various legislative and regulatory activities involving flight and duty time and other issues of importance to the Company.

✓	Achieve Continuous Improvement Savings; Develop and Structure Corporate Balance Sheet to Fund Growth Initiatives

-

Key participant in (i) a Continuous Improvement program that resulted in achieved savings and productivity improvements substantially in excess of targets, (ii) program designed to mitigate engine overhaul costs, (iii) a $224.5 million convertible note offering that effectively refinanced 8.1% debt with 2.25% debt, and (iv) a $320.2 million loan facility to refinance loans on two existing 747-8F aircraft and to finance a 2015 747-8F aircraft purchase, all on very favorable terms and at very favorable rates.

John W. Dietrich — Executive Vice President and Chief Operating Officer

✓	Service Quality Objectives

-	Met and exceeded on-time performance targets in ACMI, 767-CMI and Express segments.

-	Achieved in part AMC passenger and cargo targets.

-	Met or exceeded all performance targets for Boeing LCF and Son Air operations.

-	Successfully completed International Operations Safety Audit (IOSA).

✓	Continuous Improvement and Strategic Growth Initiatives

-	Successfully executed on the comprehensive and structured Company-wide Continuous Improvement program with achieved savings and productivity improvements substantially in excess of targets.

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COMPENSATION DISCUSSION AND ANALYSIS

-

Helped develop and lead (i) a program designed to mitigate engine overhaul costs, (ii) a program to optimize crew staffing procedures, (iii) a fuel saving initiative that resulted in more value-added fuel savings for the Company’s customers.

-	Increased hiring and training output by 200%.

✓	Manage Department of Defense (“DOD”) Strategy and Maximize Opportunities

-	Proactively managed DOD strategy, teaming arrangements, and entitlements.

-	Continue to develop relationships at DOD to maximize revenue in a very challenging market.

Michael Steen — Executive Vice President and Chief Commercial Officer

✓	Develop and Implement Titan Growth Plan

-	Grew Titan to become a world leading freighter lessor in terms of value.

-	Increased Titan revenue and profits on a year-over-year basis.

-	Placed a B757-200F on a new lease with DHL Express and negotiated the sale of a B737-800 aircraft.

-	Led efforts to acquire two B767-300ERs and negotiated conversion slots for these aircraft.

-	Negotiated the acquisition of five additional 767-300ERs for conversion and placement with DHL Express and others.

-	Negotiated a new six-year lease with Corendon Airlines for a B737-800 aircraft.

-	Evaluated numerous sale and leaseback opportunities.

✓	Executing the Company’s Long-Term Strategic Plan and Business Development

-	Helped analyze and assess select business opportunities of potential strategic and financial importance to the Company, including the Southern Air acquisition, among others.

-	Generated significant growth from the new dry leasing and CMI business lines.

-	Continued developing AAWW’s long-range strategic fleet plan (including 777 aircraft).

-	Strengthened the Company’s customer relationships across all business segments and in all global regions.

-	Successfully negotiated and extended ACMI contracts with three major customers.

-	Continued to expand the Company’s CMI footprint by adding four additional B767-200F aircraft with DHL Express.

-	Actively managed Atlas Air’s overall fleet strategy and drove improved utilization of the 747-400F fleet.

-	Successfully oversaw the Commercial Charter and South America businesses, with each unit generating significantly increased revenues and earnings.

Spencer Schwartz — Executive Vice President and Chief Financial Officer

✓	Develop and Structure the Balance Sheet to Fund Growth Initiatives

-

Issued a convertible note that effectively refinances 8.1% debt with 2.25% debt, which reduces 747-400F aircraft ownership costs, manages shareholder dilution with an effective call spread structure, enhances cash flows, increases EPS, and expands operational fleet flexibility.

-	Refinanced a loan facility for two original 747-8Fs from 6.37% to 3.53%, which reduces 747-8F aircraft ownership costs, enhances cash flows, and increases earnings.

-	Continued a balanced capital allocation strategy by maintaining a strong balance sheet, investing in modern efficient assets, and returning capital to shareholders.

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COMPENSATION DISCUSSION AND ANALYSIS

✓	Execute the Strategic Plan and Enhance Stakeholder Value

-	Co-led the effort to acquire Southern Air, including leading the due diligence and financial modeling efforts.

-	Led extensive due diligence processes and prepared numerous financial analyses for other key strategic projects.

-	Oversaw analysis that led to the adoption of the deferral method of accounting for GEnx-2B engine overhauls.

-	Enhanced the Titan tax structure to deliver significant annual income tax benefits.

-	Generated a significant income tax benefit from extraterritorial income tax planning.

-	Led a strong renewal process and presentation to aviation insurers, resulting in a significant reduction in insurance costs.

-	Supported Continuous Improvement cost initiative, resulting in achieved savings and productivity improvements substantially in excess of targets.

-	Performed numerous pricing analyses and developed numerous business cases with regard to the Company’s fleet.

Adam R. Kokas — Executive Vice President, General Counsel, Chief Human Resources Officer and Secretary

✓	Execute the Strategic Plan and Enhance Stakeholder Value

-	Co-led the effort to acquire Southern Air, including preparation and negotiation of purchase agreement and performance of extensive due diligence.

-	Established PACW Singapore operations and helped enhance Titan tax structure to deliver a significant annual income tax benefit.

-	Supported Continuous Improvement cost initiative, resulting in achieved savings and productivity improvements substantially in excess of targets.

-	Provided support for $224.5 million public convertible note offering and refinancing of five EETC encumbered aircraft.

-	Helped manage a $320.2 million financing of one new 747-8F aircraft and simultaneous refinancing of two existing 747-8F aircraft.

-	Provided extensive support to Titan in respect of growing, remarketing, servicing and managing its fleet.

-	Supported a wide variety of ACMI and charter transactions.

-	Provided timely and comprehensive legal, regulatory, transactional, and business support for numerous other specific transactions furthering the Company’s growth initiatives.

✓	Recruiting

-	Achieved key recruiting assignments and strengthened talent management process in connection with delivering on strategic plan and growth initiatives.

✓	Compliance

-	Conducted a full review and update of anti-bribery and Foreign Corrupt Practices Act policy for best practices.

-	Completed best practices review and update of Employee Handbook and Code of Conduct.

-

Provided advice and extensive support to the Company’s business units on compliance matters, including raising anticorruption awareness through targeted updates and assisting with operational questions.

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COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentive Compensation

Under our Long-Term Incentive Plan, the Compensation Committee is authorized to grant to participants a variety of long-term incentives, including shares of common stock, restricted stock, share units, stock options, stock appreciation rights, performance units, and/or performance cash incentives. In granting these awards, the Compensation Committee is authorized to establish any conditions or restrictions, consistent with the Long-Term Incentive Plan, it deems appropriate.

During 2015, the Compensation Committee made long-term incentive grants to our NEOs in the form of performance share units, performance-based cash awards, and time-based restricted stock units, as set forth in the Grants of Plan Based Awards table appearing below.

2015 Long-Term Incentive Awards

The total long-term incentive grant in a given year is based on a multiple calculated as a percentage of base salary. For the CEO, the multiple is based on his actual base salary and for the other NEOs and other executives, the multiple is based on an average base salary for all executives at a particular level (for example Executive Vice President, Senior Vice President or Vice President). The multiple is converted into an aggregate LTI plan award opportunity, and for 2015 awards, assumed a $47.00 stock price which, consistent with prior years, was the average closing price for the 30 trading days ending on January 29, 2015.

For 2015, the award was granted in the form of three-year performance shares units (25%) and performance cash awards (25%), as well as time (four-year) vesting restricted stock units (50%), all as more fully described below. Assuming achievement at maximum performance opportunity, the performance share units and performance cash units together represent two-thirds of the value of the award grant.

Performance share units, or PSUs, are paid in AAWW common shares on vesting. Key characteristics of the PSUs are as follows:

•	Pays out only if the Company achieves, over a three-year period, rigorous preset objective financial targets measured as compared to comparative financial targets for a peer group.

•	Subject to the following financial metrics for the 2015 grant: EBITDA growth and ROIC.

•

The grant date value is reported on the Summary Compensation Table, but actual value (if any) will not be realized by the NEOs until the three-year period ends and then only if the awards meet applicable performance criteria.

Performance cash awards are paid at the end of a three-year performance period. Key characteristics of the performance cash awards are as follows:

•	Pays out only if the Company achieves, over a three-year period, rigorous preset comparative financial targets.

•	Subject to the following financial metrics for the 2015 grant: EBITDA growth and ROIC.

•

Pursuant to SEC rules, cash compensation subject to future performance is not reported until it is actually paid, which would not be before 2017 following completion of the 2014-2016 three-year performance period. As such, this value is not reported on the 2015 Summary Compensation Table.

Payout of 2013-2015 LTI Award. In the first quarter of 2016, the Committee reviewed AAWW’s performance over the three-year performance period ended December 31, 2015 for grants made in 2013. The performance metrics for these awards were set in 2013 and were EBITDA growth and ROIC relative to a peer group consisting of 22 companies’ whose primary lines of business were in the transportation, logistics, and outsourced transportation service industries.*

*	Comparator group for 2013 awards comprised of: Aercap Holdings, Aircastle Limited, Air Transport Services Group, Arkansas Best Corporation, Bristow Group, CSX Corporation, Delta Airlines, GATX, Genesee & Wyoming Inc., Horizon Lines, J.B. Hunt, JetBlue, Kansas City Southern, Matson Inc., Norfolk Southern, Parker Drilling Company, Republic Airways, Ryder System, Inc., SkyWest Airlines, Southwest Airlines, TAL Corporation, and Tidewater Inc.

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COMPENSATION DISCUSSION AND ANALYSIS

No (zero) payout was made under the 2013-2015 LTI award based on the Committee’s review and consistent with the pay for performance structure of our long-term incentive plan, given that AAWW’s EBITDA and ROIC growth levels placed it below the threshold required, primarily due to the effect of the Company’s settlement of its legacy antitrust class action lawsuit in 2015. The fact that no payment was made under the 2013-2015 award grants reflects the strong link between our incentive compensation metrics and actual company performance.

Restricted Stock Units

Restricted stock units, or RSUs, are paid in AAWW common shares and have the following key characteristics:

•	Vests annually over a four-year period.

•	Aligns economic interests of management with long-term shareholders.

RSUs are designed to attract and retain executives by providing them with (1) stock ownership during the four-year vesting period, and (2) strong incentive to remain with the Company until at least the four-year vesting period ends.

Other Elements of Compensation

Other Benefits and Limited Perquisites

We provide our executives with common benefits, such as health insurance (including certain limited retiree health benefits), severance benefits commensurate with position, 401(k) plan participation, and a retirement restoration program. The Compensation Committee believes that perquisites should be limited and not broad-based. Such perquisites are limited principally to financial counseling and limited travel-related benefits, including tax reimbursement payments related thereto. Details concerning these perquisites can be found in the footnotes to the “Summary Compensation Table for Fiscal 2015” below.

Retirement Plans

In addition to the Company’s 401(k) plan, the Company maintains a retirement restoration plan for employees holding the title of Executive Vice President or higher. This plan is a nonqualified deferred compensation plan intended to make eligible employees whole for compensation limits imposed under our 401(k) plan. Under the retirement restoration plan, a participant is eligible to make elective deferrals and to receive employer credits equal to 5% of eligible compensation in excess of the limits described in Sections 401(a)(17) and 402(g) of the Code. Employer credits are subject to a vesting requirement during the first three years of eligibility for the plan. Deferrals and employer credits are credited with notional earnings equal to the prime interest rate until distributed on the earliest of (i) the participant becoming disabled, (ii) the participant’s separation from service (including death), or (iii) a change in control of the Company.

Policies Regarding Executive Stock Ownership

In support of the Board philosophy that performance and equity incentives provide the best incentives for our NEOs and other members of management and promote increases in shareholder value, the Board monitors compliance with Stock Ownership Guidelines (the “Guidelines”) covering all Directors, NEOs, and other executives. Such guidelines include both stock ownership and recommended stock holding periods as described below. The Guidelines require executives to achieve certain levels of share ownership over a five-year period based on the lesser of a percentage of annual base salary or a fixed number of shares.

In 2015, we revised our Guidelines to increase target ownership requirements for the Directors and the NEOs. Target ownership levels for the Directors and the NEOs are now based on the lesser of: (1) 4x annual base cash retainer, or 7,500 shares, for independent Directors, (2) 5x base salary, or 100,000 shares, for the CEO, (3) 3.5x base salary, or 40,000 shares, for the Chief Executive Officer of Titan or the President of Atlas Air, and (4) 3x base salary, or 30,000 shares, for executive vice presidents.

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COMPENSATION DISCUSSION AND ANALYSIS

All of our Directors and NEOs are in full compliance with the requisite Common Stock ownership levels set forth in the Guidelines.

If an individual covered by the Guidelines has not attained the requisite level of share ownership upon a vesting event or exercise of a stock option or otherwise receives stock as compensation from the Company, it is recommended that he or she retain the lesser of (i) a number of shares equal to 50% of the net value of shares acquired or vested (after deducting the exercise price and withholding taxes) or (ii)  a number of shares necessary to reach the applicable stock ownership guidelines amount for such covered person.

Tax Considerations

Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to each of the other three highest-paid executive officers (other than the Chief Financial Officer). There is, however, an exception to this limit on deductibility for compensation that satisfies certain conditions for “qualified performance-based compensation” set forth under Section 162(m). The Company intended to implement compensation arrangements that qualify as tax-deductible performance-based compensation under the Long-Term Incentive Plan; provided, however, that such intended implementation should not be viewed as a guaranty that the Company will be able to deduct all such compensation. The Compensation Committee reserves the right in its discretion to make payments or grant awards that do not qualify for tax deductibility under Section 162(m).

Equity Grant Practices

The Compensation Committee generally grants equity awards in February of each year. The Committee does not have any programs, plans or practices of timing these awards in coordination with the release of material nonpublic information. We have never backdated, re-priced, or spring-loaded any of our equity awards.

Clawback Policy

In 2014, we adopted a compensation clawback policy to enhance the alignment of our compensation program features with best practices and consistent with feedback received from our shareholders. Our clawback policy permits us to seek to recover certain amounts of annual cash incentive compensation awarded to any executive officers on or after February 2014 if payment of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement of our financial statements due to misconduct and if the executive officer engaged in improper conduct after February 2014 that contributed to higher amount of cash incentive compensation received.

Letter to the Shareholders from the Board of Directors

In managing the Company, our entire Board of Directors seeks to achieve long-term, sustainable performance and create value through the right strategies, prudent risk management, effective corporate governance practices and executive compensation programs, and well-functioning talent and succession planning. Please see “Letter to the Shareholders from the Board of Directors” appearing at the beginning of this Proxy Statement.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with senior management. Based on this review, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement.

THE COMPENSATION COMMITTEE

Carol B. Hallett, Chair James S. Gilmore Frederick McCorkle

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2015 SUMMARY COMPENSATION TABLE

Compensation of Named Executive Officers

2015 Summary Compensation Table

As described in the Compensation Discussion and Analysis “Overview” section of this Proxy Statement, based on our extensive shareholder outreach over the last several years, we have made numerous changes to our compensation programs, while maintaining our pay for performance philosophy and ensuring that these programs do not promote excessive risk taking. Please read the Compensation Discussion and Analysis “Overview” appearing on pages 24-31 of this Proxy Statement, along with the remainder of the Compensation Discussion and Analysis section on pages 32-43 and the material presented below.

The following table provides information concerning compensation for our Named Executive Officers during fiscal year 2015:

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation ($) (i)	Total ($) (j)
William J. Flynn	2015	1,035,040	—	2,940,674	—	2,028,600	203,570	6,207,884
President and Chief	2014	1,035,040	—	2,667,230	—	2,070,000	139,667	5,911,937
Executive Officer	2013	1,035,040	—	3,865,788	—	828,000	136,817	5,865,645
John W. Dietrich	2015	665,026	—	1,670,631	—	1,173,060	155,044	3,663,761
Chief Operating Officer	2014	665,026	—	1,374,905	—	1,130,500	113,602	3,284,033
	2013	632,524	—	1,590,060	—	780,284	90,076	3,092,944
Michael T. Steen	2015	600,023	—	1,670,631	—	1,058,400	119,361	3,448,415
Chief Commercial	2014	580,022	—	1,374,905	—	986,000	98,521	3,039,448
Officer	2013	550,021	—	1,590,060	—	678,508	83,112	2,901,701
Spencer Schwartz	2015	525,020	—	1,515,846	—	874,650	118,061	3,033,577
Chief Financial Officer	2014	525,020	—	1,374,905	—	892,500	88,379	2,880,804
	2013	425,016	—	1,013,096	—	462,619	76,031	1,976,762
Adam R. Kokas	2015	537,021	—	1,515,846	—	894,642	113,411	3,060,920
General Counsel and Chief	2014	537,021	—	1,374,905	—	912,900	92,387	2,917,213
Human Resources Officer	2013	488,769	—	1,013,096	—	532,012	75,094	2,108,971

Summary Compensation Table Notes

Column (a) — Named Executive Officers

The Named Executive Officers include the chief executive officer, the chief financial officer, and the three other most highly compensated executive officers who were serving as executive officers at December 31, 2015. Mr. Steen was named Executive Vice President and Chief Commercial Officer in November 2010 and President and Chief Executive Officer of Titan in October 2014. Mr. Schwartz was named Senior Vice President and Chief Financial Officer in June 2010 and was elected an Executive Vice President as of January 1, 2014. Mr. Kokas was named Senior Vice President, General Counsel and Secretary in October 2006. He was named Chief Human Resources Officer in November 2007. Mr. Kokas was elected an Executive Vice President as of January 1, 2014. Mr. Dietrich became Executive Vice President and Chief Operating Officer in September 2006 and President and Chief Operating Officer of Atlas in October 2014.

Column (c) — Salary

Mr. Flynn did not receive a salary increase in 2015. Mr. Flynn’s last salary increase was in April 2012.

44  |  Atlas Air Worldwide Holdings, Inc.    2016 Notice & Proxy Statement

2015 SUMMARY COMPENSATION TABLE

Columns (e) and (f) — Stock Awards and Stock Options

Stock awards for 2015 reflect amounts covering grants of (i) time-based restricted stock units vesting over four years and (ii) performance share units (awarded at target) for the three-year performance period ending December 31, 2017 (see page 36 for a discussion of the methodology followed by the Compensation Committee to determine the number of performance share units awarded). Performance share units are paid out in shares of Common Stock at a rate ranging from 0% to 200%, depending on AAWW’s EBITDA growth and ROIC performance relative to internal targets over such three-year performance period. Assuming that the performance share units are paid at the maximum level, the aggregate dollar amounts of restricted stock unit and performance share unit awards for 2015 (based on the closing price of our Common Stock on the date of grant) would be $3,920,898 for Mr. Flynn, $2,227,524 for Mr. Dietrich and Mr. Steen and $2,021,129 for Mr. Schwartz and Mr. Kokas.

Column (g) — Non-Equity Incentive Plan Compensation

Reflects cash payments made under the AIP.

Column (i) — All Other Compensation

“All Other Compensation” includes Company matching contributions under our 401(k) plan. For 2015, these amounts totaled $12,000 for Mr. Flynn and Mr. Dietrich and $9,000 for each of the other Named Executive Officers.

We provide a limited number of perquisites and other personal benefits to our senior executives. We believe these benefits are reasonable, competitive and consistent with our overall executive compensation program and philosophy and with comparable programs maintained by the companies with which we compete for executive talent. The costs of these benefits constitute only a small percentage of each Named Executive Officer’s total compensation. For 2015, these personal benefits included financial counseling fees and limited travel-related expenses. Reimbursement of taxes owed for these benefits for 2015 totaled $21,486 for Mr. Flynn, $28,973 for Mr. Dietrich, $18,565 for Mr. Steen, $21,933 for Mr. Schwartz, and $19,026 for Mr. Kokas. These amounts are included in the “All Other Compensation” column.

The Company’s 401(k) Restoration and Voluntary Deferral Plan (“Retirement Restoration Plan”) is for employees holding the title of Executive Vice President or higher. The Retirement Restoration Plan is a nonqualified deferred compensation plan intended to make eligible employees whole for compensation limits imposed under our 401(k) plan. Under the Retirement Restoration Plan, a participant is eligible to make elective deferrals and receive an employer contribution equal to 5% of eligible compensation in excess of the limit described in Section 401(a)(17) of the Code. Employer contributions are subject to a vesting requirement during the first three years of eligibility for the Retirement Restoration Plan. Deferrals and employer contributions are credited with notional earnings equal to the prime interest rate until distributed on the earliest of (i) the participant becoming disabled, (ii) the participant’s separation from service, or (iii) a change in control of the Company. The amount of employer contributions made under the Retirement Restoration Plan to each of our Named Executive Officers during 2015 totaled $146,252 for Mr. Flynn, $80,776 for Mr. Dietrich, $70,301 for Mr. Steen, $61,876 for Mr. Schwartz, and $63,496 for Mr. Kokas. These amounts are included in the “All Other Compensation” column. See “Nonqualified Deferred Compensation” below for additional information about the Retirement Restoration Plan.

The “All Other Compensation” column also includes de minimis amounts for group term life insurance and long-term disability insurance.

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2015 GRANTS OF PLAN-BASED AWARDS

2015 Grants of Plan-Based Awards

The grants in the following table were made pursuant to (i) our Incentive Plan and related award agreements and (ii) our AIP, all of which are described in more detail in the section headed “Compensation Discussion and Analysis” above.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4) (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($) (k)	Grant Date Fair Value of Stock and Option Awards(4) ($) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
William J. Flynn
AIP(1)		776,250	1,035,000	2,070,000	—	—	—	—	—	—	—
LTIP(2)	2/24/15	—	970,313	1,940,626	—	—	—	—	—	—	—
LTIP	2/24/15	—	—	—	—	20,645	41,290	—	—	—	980,225
Stock Awards	2/24/15	—	—	—	—	—	—	41,290	—	—	1,960,449
John W. Dietrich
AIP(1)		448,875	598,500	1,197,000	—	—	—	—	—	—	—
LTIP(2)	2/24/15	—	551,250	1,102,500	—	—	—	—	—	—	—
LTIP	2/24/15	—	—	—	—	11,729	23,458	—	—	—	556,893
Stock Awards	2/24/15	—	—	—	—	—	—	23,457	—	—	1,113,738
Michael T. Steen
AIP(1)		405,000	540,000	1,080,000	—	—	—	—	—	—	—
LTIP(2)	2/24/15	—	551,250	1,102,500	—	—	—	—	—	—	—
LTIP	2/24/15	—	—	—	—	11,729	23,458	—	—	—	556,893
Stock Awards	2/24/15	—	—	—	—	—	—	23,457	—	—	1,113,738
Spencer Schwartz
AIP(1)		334,688	446,250	892,500	—	—	—	—	—	—	—
LTIP(2)	2/24/15	—	500,175	1,000,350	—	—	—	—	—	—	—
LTIP	2/24/15	—	—	—	—	10,642	21,284	—	—	—	505,282
Stock Awards	2/24/15	—	—	—	—	—	—	21,284	—	—	1,010,564
Adam R. Kokas
AIP(1)		342,338	456,450	912,900	—	—	—	—	—	—	—
LTIP(2)	2/24/15	—	500,175	1,000,350	—	—	—	—	—	—	—
LTIP	2/24/15	—	—	—	—	10,642	21,284	—	—	—	505,282
Stock Awards	2/24/15	—		—	—	—	—	21,284	—	—	1,010,564

(1)	Represents the range of potential cash payouts under the AIP.

(2)

Represents the grant (under the Incentive Plan) of performance-based long-term cash awards that vest only if certain pre-established performance criteria for the period beginning on January 1, 2015 and ending December 31, 2017 are achieved.

(3)

Represents the grant (under the Incentive Plan) of performance-based long-term stock awards that vest only if certain pre-established performance criteria for the period beginning on January 1, 2015 and ending December 31, 2017 are achieved.

(4)	Represents award of time-based restricted stock units that vest ratably over a four-year period.

(5)	The fair value of the restricted stock units and performance share units shown in the table is based on the closing market price of our Common Stock as of the date of the particular award.

46  |  Atlas Air Worldwide Holdings, Inc.    2016 Notice & Proxy Statement

2015 OUTSTANDING EQUITY AWARDS

2015 Outstanding Equity Awards

The table below shows outstanding equity awards for our Named Executive Officers as of December 31, 2015. Market values reflect the closing price of our common stock on the NASDAQ Global Market on December 31, 2015, which was $41.34 per share.

Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)		Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
William J. Flynn	30,200	(1)	—	—	58.34	6/22/16	8,190	(2)	338,575	—		—
	—		—	—	—	—	2,952	(3)	122,036	—		—
	—		—	—	—	—	27,313	(5)	1,129,119	27,313	(4)	1,129,119
	—		—	—	—	—	41,585	(7)	1,719,124	27,723	(6)	1,146,069
	—		—	—	—	—	41,290	(9)	1,706,929	20,645	(8)	853,464
John W. Dietrich	—		—	—	—	—	5,055	(3)	208,974	—		—
	—		—	—	—	—	11,234	(5)	464,414	11,234	(4)	464,414
	—		—	—	—	—	21,436	(7)	886,164	14,291	(6)	590,790
	—		—	—	—	—	23,457	(9)	969,712	11,729	(8)	484,877
Michael T. Steen	—		—	—	—	—	5,055	(3)	208,974	—		—
	—		—	—	—	—	11,234	(5)	464,414	11,234	(4)	464,414
	—		—	—	—	—	21,436	(7)	886,164	14,291	(6)	590,790
	—		—	—	—	—	23,457	(9)	969,712	11,729	(8)	484,877
Spencer Schwartz	—		—	—	—	—	3,221	(3)	133,156	—		—
	—		—	—	—	—	7,158	(5)	295,912	7,158	(4)	295,912
	—		—	—	—	—	21,436	(7)	886,164	14,291	(6)	590,790
	—		—	—	—	—	21,284	(9)	879,881	10,642	(8)	439,940
Adam R. Kokas	—		—	—	—	—	3,221	(3)	133,156	—		—
	—		—	—	—	—	7,158	(5)	295,912	7,158	(4)	295,912
	—		—	—	—	—	21,436	(7)	886,164	14,291	(6)	590,790
	—		—	—	—	—	21,284	(9)	879,881	10,642	(8)	439,940

(1)	Stock options granted on June 22, 2006, which are now fully vested.

(2)	Restricted share units awarded on February 14, 2012 vest 25% ratably on each of February 14, 2013, 2014, 2015, and 2016, with full vesting upon a change in control of the Company.

(3)	Restricted share units awarded on June 1, 2012 vest 25% ratably on each of June 1, 2013, 2014, 2015, and 2016, with full vesting upon a change in control of the Company.

(4)	Performance share units awarded on February 25, 2013 vest on attainment of certain pre-established performance criteria during the three-year performance period ended December 31, 2015.

(5)	Restricted share units awarded on February 25, 2013 vest 25% ratably on each of February 25, 2014, 2015, 2016, and 2017, with full vesting upon a change in control of the Company.

(6)	Performance share units awarded on February 21, 2014 vest on attainment of certain pre-established performance criteria during the three-year performance period ended December 31, 2016.

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2015 OPTION EXERCISES/STOCK VESTED; NONQUALIFIED DEFERRED COMPENSATION

(7)	Restricted share units awarded on February 21, 2014 vest 25% ratably on each of February 21, 2015, 2016, 2017, and 2018, with full vesting upon a change in control of the Company.

(8)	Performance share units awarded on February 24, 2015 vest on attainment of certain pre-established performance criteria during the three-year performance period ended December 31, 2017.

(9)	Restricted share units awarded on February 24, 2015 vest 25% ratably on each of February 24, 2016, 2017, 2018, and 2019, with full vesting upon a change in control of the Company.

2015 Option Exercises and Stock Vested

The following table provides information relating to stock option activity, as well as stock vesting during fiscal 2015, for each of our Named Executive Officers:

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired On Exercise (b)(#)	Value Realized on Exercise (c)($)	Number of Shares Acquired on Vesting (d)(#)	Value Realized on Vesting (e)($)
William J. Flynn	16,827	925,485	68,670	3,220,403
John W. Dietrich	—	—	30,924	1,440,048
Michael T. Steen	—	—	30,924	1,440,048
Spencer Schwartz	—	—	22,266	1,039,648
Adam R. Kokas	6,646	365,771	22,266	1,039,648

Nonqualified Deferred Compensation

As indicated above, the Company maintains the Retirement Restoration Plan for employees holding the title of Executive Vice President or higher to make eligible employees whole for compensation limits imposed under our 401(k) plan. Under the Retirement Restoration Plan, a participant is eligible to make elective deferrals and to receive an employer credit equal to 5% of eligible compensation in excess of the limits described in Sections 401(a)(17) and 402(g) of the Code. Employer credits are subject to a vesting requirement during the first three years of eligibility for the plan. Deferrals and employer credits are credited with notional earnings equal to the prime interest rate until distributed on the earliest of (i) the participant becoming disabled, (ii) the participant’s separation from service (including death), or (iii) a change in control of the Company.

The table below sets forth the amount of employer contributions made under the Retirement Restoration Plan to each of our Named Executive Officers during 2015. Each Executive Officer is 100% vested in his aggregate account balance.

Name (a)	Executive Contributions in Last Fiscal Year (b)($)	Registrant Contributions in Last Fiscal Year (c)($) (1)	Aggregate Earnings in Last Fiscal Year (d)($)	Aggregate Withdrawals/ Distributions (e)($)	Aggregate Balance at Last Fiscal Year End (f)($)(2)
William J. Flynn	—	146,252	18,058	—	680,248
John W. Dietrich	—	80,776	9,877	—	372,842
Michael T. Steen	—	70,301	7,887	—	303,537
Spencer Schwartz	—	61,876	5,215	—	216,080
Adam R. Kokas	—	63,496	6,520	—	256,327

(1)	The amounts reported in this column for each Named Executive Officer are reflected as compensation to such named Executive Officer in the Summary Compensation Table.

(2)

Exclusive of amounts reported in column c, none of the amounts reported in this column for each Named Executive Officer have been reflected as compensation to such named Executive Officer in the Summary Compensation Table.

48  |  Atlas Air Worldwide Holdings, Inc.    2016 Notice & Proxy Statement

EMPLOYMENT AGREEMENTS

Employment Agreements

William J. Flynn.    Pursuant to Mr. Flynn’s employment agreement, he receives a base annual salary at a rate that is reviewed at least annually and may be adjusted from time to time by our Compensation Committee. If Mr. Flynn is terminated by the Company for cause, or if he resigns, he is entitled to receive salary earned up to date of termination or resignation. If Mr. Flynn is terminated by the Company without cause, or if he resigns for good reason (as defined in the agreement and discussed in the section headed “Payments Upon a Change of Control and Termination of Employment” below), he is entitled to (i) an amount equal to two times his then-current annual base salary (one-third of which is payable on the first day of the seventh month following termination of employment (the “Lump-Sum Payment Date”), with the balance payable in accordance with Atlas’ normal pay schedule beginning on the Lump-Sum Payment Date and continuing for one year thereafter); (ii) accrued but unused vacation pay; (iii) all vested rights and benefits pursuant to other Company plans and programs; (iv) health and welfare benefits coverage for 12 months (provided that such coverage will cease if Mr. Flynn receives comparable coverage from subsequent employment); and (v) a cash payment under our AIP equal to the lesser of (a) the amount he would have received if he had been employed by Atlas on the last day of such year (assuming for such purpose that 50% of any individual bonus objectives had been achieved) or (b) his target bonus percentage. Substantially equivalent compensation and benefits are payable in the event of Mr. Flynn’s permanent disability (as defined) or his death. If, within 12 months immediately following a change of control (as defined in the agreement and discussed in the section headed “Payments Upon a Change of Control and Termination of Employment” below), Mr. Flynn’s employment is terminated not for cause or if he resigns for good reason, Mr. Flynn is entitled to the same compensation and benefits as described above, except that the amount of the payment to which he would be entitled would be increased from two to three times his then-current annual base salary (one-fourth of which is payable on the Lump-Sum Payment Date, with the balance payable in accordance with Atlas’ normal pay schedule beginning on the Lump-Sum Payment Date and continuing for 18 months thereafter). Moreover, if, within six months following termination of employment by Atlas for reasons other than cause or by Mr. Flynn for good reason, a change of control occurs, then, in addition to the payment described above, Mr. Flynn would be entitled to an additional amount equal to 12 months of his then-current monthly base salary.

Under the terms of his employment agreement, Mr. Flynn is prevented from soliciting or interfering with any of our contracts, client relationships, independent contractors, suppliers, customers, employees, or Directors for a period of two years following termination of his employment with us. Additionally, for a period of one year following termination of his employment, Mr. Flynn may not accept employment with, or give advice to, any air cargo carrier carrying on a business substantially similar to Atlas. Mr. Flynn’s employment agreement was entered into on April 21, 2006 and became effective on June 22, 2006. It was initially amended at year-end 2008 and further amended in 2011.

John W. Dietrich.    Pursuant to Mr. Dietrich’s employment agreement, he receives an annual base salary at a rate that is reviewed and adjusted from time to time by our Compensation Committee. Under the agreement, if Mr. Dietrich is terminated by the Company for cause, or if he resigns for other than good reason, he is entitled to receive salary earned up to the date of termination or resignation. If Mr. Dietrich’s employment is terminated without cause, or if Mr. Dietrich resigns for good reason (as defined in his agreement), he is entitled to an amount equal to two times his then current annual base salary, payable in a single lump sum on the Lump-Sum Payment Date, which amount increases to three times his then current annual base salary if his employment is terminated or he resigns for good reason within 12 months immediately following a change of control. Substantially equivalent compensation and benefits are payable in the event of Mr. Dietrich’s permanent disability (as defined) or his death. Mr. Dietrich would also be entitled to (i) any accrued but unused vacation pay; (ii) all vested rights and benefits pursuant to our Company plans and programs; (iii) relocation benefits back to the Chicago, IL area; (iv) health and welfare benefits coverage for 12 months (provided such coverage will cease if Mr. Dietrich receives comparable coverage from subsequent employment); and (v) a cash payment under our AIP equal to the lesser of (a) the amount he would have received if he had been employed by Atlas on the last day of such year (assuming for such purpose that 50% of any individual bonus objectives had been achieved) or (b) his target bonus percentage. Moreover, if, within six months following termination of employment by Atlas for reasons other than cause or by Mr. Dietrich for good reason, a change of control occurs, then, in addition to the payment described above, Mr. Dietrich would be entitled to an additional amount equal to 12 months of his then-current monthly base salary.

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PAYMENTS ON TERMINATION OR CHANGE OF CONTROL

Mr. Dietrich’s employment agreement also provides that he will not, for a period of one year following the termination of his employment with us, solicit or interfere with any of our contracts, client relationships, independent contractors, suppliers, customers, employees, or Directors. Additionally, for a period of one year following termination of his employment, Mr. Dietrich may not accept employment in a non-attorney capacity with, or give non-legal advice to, certain of our major competitors. Mr. Dietrich’s employment agreement was amended and restated effective September 15, 2006 and was further amended at year-end 2008 and in 2011.

Potential Payments Upon Termination or Change of Control

Based on our extensive shareholder outreach and related feedback, beginning in 2014, equity and other long-term incentive awards under our Incentive Plan are subject to “double trigger” agreements that require a change of control to be accompanied by a qualifying termination of employment in order for any such award to vest and to be paid.

We have several plans that govern payments to our Named Executive Officers in the event of a change of control of the Company, a change in the Named Executive Officer’s responsibilities, or a termination or retirement of any Named Executive Officer. Each of our AIPs for Senior Executives, the Long-Term Incentive Plan (as amended), the 2004 Long-Term Incentive and Share Award Plan (the “2004 LTIP”) (or the related equity agreements) and long-term incentive plans and awards includes provisions regarding payments to the Named Executive Officers upon termination of employment, a change of control of the Company, or retirement. In addition, as detailed above, we have entered into employment agreements with Mr. Flynn and Mr. Dietrich that contain provisions regarding such payments. These employment agreements, as currently in effect, are summarized in the section headed “Employment Agreements” appearing above. Lastly, our Benefits Program for Senior Executives (the “Benefits Program”) includes provisions for payments upon termination of employment or a change in control to the extent these items are not covered by an employment agreement or otherwise.

Payments Upon Termination of Employment or Retirement

Mr. Steen, Mr. Schwartz, and Mr. Kokas participate in the Benefits Program pursuant to which they are entitled to accrued but unpaid base salary as of the date of termination in the event of a termination of employment for cause (as defined) or resignation. Payments due to Mr. Flynn and Mr. Dietrich upon termination by the Company, other than for cause or upon resignation for good reason, are described under the section headed “Employment Agreements” above. If Mr. Steen, Mr. Schwartz, or Mr. Kokas is terminated by the Company without cause (as defined) or if either resigns for good reason (as defined), the affected executive will be entitled to (i) 24 months base salary (payable in accordance with the Company’s normal pay schedule) and (ii) health and welfare benefits coverage for 12 months (provided that such coverage will cease if comparable coverage is obtained as a result of subsequent employment) under the Benefits Program. In addition, the affected executive would also be entitled to receive a cash payment under our AIP equal to the lesser of (a) the amount he would have received if he had been employed by AAWW on the last day of such year (assuming for such purpose that 50% of any individual business objectives had been achieved) or (b) his target bonus percentage. Beginning in 2016, Messrs. Flynn, Dietrich, Steen, Schwartz, and Kokas would be entitled to the same payment under the AIP upon retirement, which is defined as termination of employment by the executive after age 60 with 10 years of service, provided that the executive provides the Company with six month’s advance notice of such retirement.

Long-term incentive performance awards granted under the Long-Term Incentive Plan provide that, in the event of a termination of employment by the Company for a reason other than cause during the three-year performance period of the awards, a pro rata portion of the award will vest, although the shares will not be paid until the completion of the performance period and will be based on actual performance for the three-year performance period.

Upon retirement, all outstanding unvested RSUs granted after January 1, 2016 would vest in full. A pro rata portion of long-term incentive performance awards granted after January 1, 2016 will vest upon retirement during the first year of the three-year performance cycle of the award. In the case of retirement after the first year of the

50  |  Atlas Air Worldwide Holdings, Inc.    2016 Notice & Proxy Statement

PAYMENTS ON TERMINATION OR CHANGE OF CONTROL

performance cycle, the entire award will vest, although in both cases the shares and/or cash will not be paid until the completion of the performance period and will be based on actual performance for the three-year performance period.

Payments Upon Death or Disability

Benefits payable in the event of Mr. Flynn’s or Mr. Dietrich’s permanent disability (as defined) or death are described under “Employment and Other Agreements” above. Benefits payable in the event of Mr. Steen’s, Mr. Schwartz’s, or Mr. Kokas’ death or permanent disability (as defined) are governed by the Benefits Program. Upon the death of the executive while severance payments are being made, his personal representatives will be entitled to the unpaid severance payments described above, and his spouse and covered dependents, if any, shall be entitled to the health and welfare benefits coverage also described above. If the executive’s employment is terminated as a result of permanent disability, the affected executive would receive (i) all accrued but unpaid base salary as of the date of termination, (ii) health and welfare benefits coverage for 12 months, and (iii) an additional cash amount equal to 24 months of monthly base salary (payable in accordance with the Company’s normal pay schedule).

Long-term incentive performance awards granted under the Incentive Plan provide that, in the event of a termination of employment as a result of death or disability during the three-year performance period of the awards, a pro rata portion of the award will vest although the shares will not be paid until the completion of the performance period and will be based on actual performance for the three-year performance period. Restricted stock unit awards vest in full in the event of the employee’s death or disability.

Payments Upon a Change of Control (Without Termination of Employment)

Annual Incentive Program

In the event of a change in control of the Company during the plan year, annual incentive awards made under our Annual Incentive Program for Senior Executives will be determined and paid based on the assumption that the performance metrics have been achieved at the level of target for the plan year in which the change of control takes place; provided, that, if upon completion of the plan year it is determined that the financial metric was achieved at a level higher than target, awards are adjusted upward to reflect actual performance. If a participant’s employment with the Company terminates prior to the change in control, the participant forfeits the award, unless the termination is due to death, disability, normal retirement under a retirement program of the Company, by the Company without cause, or by the participant for good reason. Under the AIP, a change of control of AAWW means a “change in control” as defined in Section 409A of the Code and in the regulations promulgated thereunder.

2007 Incentive Plan (as amended)

All agreements in respect of awards made under the Incentive Plan provide for full and immediate vesting in the event of a change in control of the Company. All long-term incentive performance awards would vest immediately and would be paid out at the maximum rate.

Beginning in 2014, equity and other long-term incentive awards under the Incentive Plan are subject to “double trigger” agreements that require a change in control to be accompanied by a qualifying termination of employment in order for any such award to vest and to be paid.

2004 Long-Term Incentive and Share Award Plan

Limited long-term incentive awards remain outstanding under our 2004 LTIP. The 2004 LTIP, which applies to grants of equity made prior to the adoption of the 2007 Incentive Plan, which we refer to as the Long-Term Incentive Plan, includes change of control provisions that are triggered by a merger or consolidation, the sale of a majority of our assets, or shareholders approving a plan of complete liquidation. If one of these change of control events occurs, it would result in the following under the 2004 LTIP:

•	All stock options become fully vested and exercisable;

•	All restrictions and other conditions on any restricted stock, units, performance shares, or other awards lapse, and such awards become free of all restrictions and fully vested;

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PAYMENTS ON TERMINATION OR CHANGE OF CONTROL

•

All outstanding options, restricted shares, and other share based awards will be cashed out for the per share price paid to holders of Common Stock in connection with the change of control (or, if no consideration is paid, the fair market value of the stock immediately prior to the change of control), except for incentive stock options, which will be cashed out based on the transactions reported for the date of the change of control; and

•

Subject to Compensation Committee discretion, any awards of performance shares or units, or other awards relating to a period in which the change of control occurs become immediately payable in cash, to be paid pro rata based on achievement of the maximum performance targets.

Payments Upon a Change of Control and Termination of Employment or Retirement

As summarized below, we have agreements with certain of our Named Executive Officers, which provide for severance benefits in the event of certain terminations of employment following a change of control and execution of a release. These benefits are summarized below. The change of control provisions of the employment agreements with certain of our Named Executive Officers are “double-trigger” agreements. Mr. Flynn’s agreement provides that if, within 12 months immediately following a change of control, his employment is terminated (other than for cause) or he resigns for “good reason” (as defined below), then Mr. Flynn would receive the following benefits: (i) a cash payment equal to three times his then-current annual base salary; (ii) vesting of all rights under benefit plans and programs; and (iii) health and welfare benefits coverage for 12 months. Mr. Dietrich’s agreement provides that if, within 12 months immediately following a change of control, the Company terminates his employment (other than for cause) or he resigns for “good reason”, then Mr. Dietrich would receive: (i) the payment of an amount equal to three times his annual base salary; (ii) relocation expenses back to Chicago, IL; and (iii) health and welfare benefits coverage for 12 months. If, within six months following termination of employment by AAWW for reasons other than cause or by the affected executive for good reason, a change of control occurs, then the affected executive would be entitled to an additional amount equal to 12 months of his then current monthly base salary.

Under the employment agreements with Mr. Flynn and with Mr. Dietrich and under the Benefits Program, a change of control of AAWW means a “change in control” as defined in Section 409A of the Code (“Section 409A”) and in the regulations promulgated thereunder. Under current regulations, a change of control is deemed to occur upon (i) the acquisition by any person or group of more than 50% of the total fair market value or total voting power of the Common Stock; (ii) the acquisition by any person or group, during any 12-month period of ownership, of stock possessing 30% or more of the total voting power of the Company; (iii) the replacement of a majority of the membership of the Company’s Board of Directors during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the Company’s then Board of Directors; or (iv) the acquisition by a person or group during any 12-month period of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all assets of the Company.

Severance payments upon termination of employment following a change of control in respect of Messrs. Steen, Schwartz, and Kokas are governed by the Benefits Program. Like the employment agreements described above, the change of control provisions set forth in the Benefits Program are “double-trigger” in nature. If, within 12 months following a change of control, the executive’s employment is terminated without cause or he resigns for good reason, then the affected executive is entitled to an amount equal to three times annual base salary. Continued coverage under AAWW’s health and welfare plans would be available for a 12-month period from the date of termination. Moreover, if, within six months following termination of employment by AAWW for reasons other than cause or by Messrs. Steen, Schwartz, or Kokas for good reason, a change of control occurs, then, in addition to any payment described under “Payments Upon Termination of Employment or Retirement”, the affected executives would be entitled to an amount equal to 12 months of his then current monthly base salary.

Beginning in 2016, in the event that Mr. Flynn, Mr. Dietrich, Mr. Steen, Mr. Schwartz, or Mr. Kokas would become retirement eligible following a change in control but prior to vesting of any RSUs or long-term performance awards, then, generally, such awards shall become fully vested immediately prior to the change of control.

52  |  Atlas Air Worldwide Holdings, Inc.    2016 Notice & Proxy Statement

PAYMENTS ON TERMINATION OR CHANGE OF CONTROL

The term “cause” as used in the employment agreements and the Benefits Program includes (i) any act of material dishonesty, (ii) failure to comply with the material obligations set out in the applicable agreement within a specified period of time, (iii) a material violation of the Company’s corporate policies, or (iv) the conviction or plea of “no contest” to any misdemeanor of moral turpitude or any felony.

The term “good reason” means, for Mr. Flynn (i) a reduction in compensation, (ii) a material reduction in title or job responsibilities (including any reduction following a change of control), or (iii) a requirement to relocate the executive’s primary residence. For Mr. Dietrich, it includes (i) a reduction in base salary or bonus eligibility, or (ii) reduction in job title or responsibilities. For Messrs. Steen, Schwartz and Kokas, it includes (i) a reduction in base salary, (ii) ceasing to hold the title of Executive Vice President, other than through promotion or through reassignment to another job title of comparable responsibility, or (iii) any reduction in job responsibilities that diminishes the opportunity to earn the same annual incentive bonus for which he was previously eligible. Set forth below is the amount of compensation that Messrs. Flynn, Dietrich, Steen, Schwartz, and Kokas would receive in the event of termination of such executive’s employment or a change of control that is incremental to amounts previously earned and accrued by the executive for performance of his duties to the date of termination. The amounts shown assume that such termination or change of control was effective as of December 31, 2015 and are estimates of the amounts that would be paid to the executives upon their termination or upon a change of control. For the equity component of such compensation (including time-based and performance-based awards), the Company used the closing price of our Common Stock as of December 31, 2015. The actual amounts to be paid can only be determined at the time of such events.

Name	Payments on Termination of Employment Due to Death*	Payments on Termination of Employment Due to Disability*	Payments on Termination of Employment Without Cause*	Payments in Connection with a Change of Control Without Termination of Employment*	Payments in Connection with a Change of Control With a Termination of Employment*
William J. Flynn	$12,143,073	$12,143,073	$13,178,073	$8,021,343	$22,432,713
John W. Dietrich	6,274,724	6,274,724	6,873,224	3,584,594	11,689,655
Michael T. Steen	4,069,856	6,075,419	6,615,419	3,456,789	11,366,850
Spencer Schwartz	4,875,419	5,119,856	5,566,106	2,327,415	9,730,621
Adam R. Kokas	4,110,103	5,184,103	5,640,553	2,377,862	9,817,068

*	The following assumptions were used to calculate these payments:

Termination is not for cause, the executive does not violate the executive’s noncompetition or nonsolicitation agreements or any other restrictive covenants with us following termination, the executive executes a release, the executive does not receive medical and life insurance coverage from another employer within 12 months of the termination of his employment, the executive does not have any unused vacation time, and the executive does not incur legal fees or relocation expenses requiring reimbursement from us. Additionally, AIP payments are made at the target level.

Estimated payments were valued based on the closing price of our Common Stock on the NASDAQ Global Market on December 31, 2015, which was $41.34 per share, multiplied by the number of shares of stock and other equity awards that would be accelerated upon a termination of employment or termination of employment and change of control. See the table entitled “Outstanding Equity Awards at Fiscal Year-End 2015” for information regarding unvested equity awards.

**	Does not take into account any reductions for federal excise tax levied on certain excess termination payments under Section 4999 of the Code.

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PROPOSAL NO. 2

PROPOSAL NO. 2 – RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016

The Audit Committee has selected PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2016 and has directed that management submit the selection of that firm to the shareholders for ratification at the Annual Meeting. PwC has served as the Company’s independent registered public accounting firm since 2007. Representatives from PwC are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Shareholder ratification of the selection of PwC as the Company’s independent registered public accounting firm is not required by the Company’s By-Laws or otherwise. However, we are submitting the selection of PwC to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders.

Services provided to us by PwC for each of the last two fiscal years are described below (dollars in thousands):

	2015	2014
Audit Fees	$1,810	$1,584
Audit-Related Fees	6	7
Tax Fees	1,378	1,439
Other Fees	115	—
Total	$3,309	$3,030

•

Audit Fees represent professional services, including out-of-pocket expenses, rendered for the integrated audit of our consolidated financial statements, for reviews of our financial statements included in our Quarterly Reports on Form 10-Q, for services that are normally provided in connection with statutory and regulatory filings and for consents and comfort letters in connection with registration statements.

•	Audit-Related Fees consist of regulatory filing services and a subscription for accounting research software.

•	Tax Fees consist of tax services, including tax compliance, tax advice, and tax planning.

•	Other Fees consist of advisory services, including out-of-pocket expenses, related to maintenance activities.

The Audit Committee preapproves audit and permissible non-audit services provided by the independent registered public accounting firm in accordance with the Committee’s preapproval policy. These services may include audit services, audit-related services, tax services, and other services. Necessary approvals required between Audit Committee meetings must be preapproved by the Audit Committee Chairman, or such other Audit Committee member who has been delegated this authority by the Audit Committee Chairman. For any such approvals between meetings, a description is provided to the Audit Committee for discussion at its next regularly scheduled meeting. The Audit Committee has concluded that the provision of the non-audit services described above are compatible with maintaining the independence of PwC. The Audit Committee has met with management and PwC to review and approve the overall plan and scope of the audit for the current year.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.

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PROPOSAL NO. 3

PROPOSAL NO. 3 – ADVISORY VOTE WITH RESPECT TO THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking shareholder input on our named executive officer compensation as disclosed in this Proxy Statement, and particularly in the Compensation Discussion and Analysis. The Board and the Compensation Committee assess and structure our executive compensation practices to align with our pay-for-performance philosophy and with a focus on industries where we operate and the marketplace where we compete for executive talent. We seek to compensate each NEO consistently with the principle of pay-for-performance while providing an overall compensation structure that serves to attract and retain the best talent and without encouraging excessive risk taking.

Our principal compensation policies, which enable us and are designed to attract and retain strong and experienced senior executives and drive long-term company performance, include:

•	Designing competitive total compensation to enhance our ability to attract and retain knowledgeable and experienced senior executives and to reward them for a very high level of performance;

•	Establishing meaningful objective performance metrics under our AIP each year at challenging levels;

•	Granting performance-based, long-term equity awards that will be earned only on the achievement of key long-term strategic goals;

•	Providing that time-based, long-term equity awards, granted chiefly for retention purposes, are subject to a four-year vesting schedule;

•	Setting compensation and incentive levels that reflect competitive market practices, reflect the global nature of our business and reward senior executives for significant achievements;

•

Requiring material stock holdings to align the interests of senior executives with those of our shareholders and prohibiting these persons from hedging, maintaining margin accounts and otherwise engaging in speculative trading activities;

•	Prohibiting tax gross ups for any change of control payments; and

•	Prohibiting the grant of excessive perquisites such as the personal use of airplanes, Company-provided auto, and/or auto allowances or club dues.

The Board has adopted a policy of providing for annual say-on-pay votes. The next say-on-pay vote will occur at our 2017 annual meeting.

We are asking our shareholders to support our NEO compensation program as described in this Proxy Statement. This is an advisory vote and is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices described in this Proxy Statement. However, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

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PROPOSAL NO. 4

PROPOSAL NO. 4 – APPROVAL OF THE 2016 INCENTIVE PLAN

Overview

At the Annual Meeting, shareholders will be asked to approve the adoption of the Atlas Air Worldwide Holdings, Inc. 2016 Incentive Plan (the “2016 Plan”), including the material terms of performance goals for performance awards to be granted under the 2016 Plan. The 2016 Plan was adopted by the Board on April 13, 2016 and will become effective upon receiving shareholder approval at the Annual Meeting.

The purpose of the 2016 Plan is to advance the interests of the Company by providing for the grant to eligible participants of stock-based and other incentive awards. The 2016 Plan is intended to accomplish these goals by enabling the Company to grant awards in the form of stock options, stock appreciation rights, restricted stock, unrestricted stock, performance awards, cash awards, restricted and unrestricted stock units and other awards, all as more fully described below.

If approved, the 2016 Plan will replace our 2007 Incentive Plan, as amended (referred to herein as the “prior plan” or the “2007 Plan”), and no new awards will be granted under the prior plan following the approval. Awards outstanding under the prior plan will continue to be governed by the terms of that plan and agreements under which they were granted.

We are asking shareholders to authorize 625,000 new shares under the 2016 Plan. The maximum number of shares available for delivery under the 2016 Plan will be 1,110,553, consisting of 485,553 unused shares under the prior plan as of April 13, 2016, when the Board approved the 2016 Plan, plus shares that return to the pool after April 13, 2016 as a result of an award granted under the prior plan terminating, expiring or otherwise being satisfied without the delivery of shares or, in the case of restricted stock awards issued under the prior plan, being forfeited, plus 625,000 new shares. We believe this maximum share amount will be sufficient to meet our equity grant needs for up to two years based on historical grant rates. If the 2016 Plan is not approved at the Annual Meeting, the 2016 Plan will not be effective and the Company will continue to make awards under the prior plan.

Plan Features That Protect Shareholder Interests

The Board believes that the 2016 Plan will promote the interests of our shareholders and is consistent with principles of good corporate governance. The 2016 Plan contains several features that are intended to protect the interests of our shareholders, including:

•

Independent Plan Administration. The Compensation Committee, comprised solely of nonemployee, independent directors who meet NASDAQ standards for independence and who meet the definition of “outside directors” for purposes of Section 162(m) of the Code and “non-employee directors” under Rule 16b-3(b)(3) of the Securities Exchange Act of 1934, as amended, will administer the 2016 Plan.

•

Limits on Awards. The 2016 Plan limits the number of stock options, stock appreciation rights (“SARs”) and other awards that may be granted to plan participants and the amount that may be paid in respect of cash awards in any calendar year. The 2016 Plan also contains separate limits on the value of awards that may be granted to non-employee directors in any calendar year.

•

No Liberal Share Recycling. Shares underlying stock options and other awards issued under the 2016 Plan will not be recycled back into the share pool under the 2016 Plan if they are withheld in payment of the exercise price of the award or to satisfy tax withholding obligations in respect of the award. The number of shares available for delivery under the 2016 Plan will not be increased by any shares that are repurchased by the Company on the open market using proceeds directly attributable to stock option exercises.

•	Minimum Vesting. The 2016 Plan limits the number of awards that may be granted as stock options or SARs with a less than one-year vesting term.

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PROPOSAL NO. 4

•	No Re-pricing. Stock options and stock appreciation rights may not be re-priced or otherwise terminated, surrendered, cancelled or exchanged for consideration without shareholder approval.

•

No Discounted Stock Options or SARs. Stock options and SARs may not be granted with an exercise price or base price that is less than the fair market value of the underlying stock on the date of grant.

•	No Single-Trigger Vesting on a Change in Control. The 2016 Plan does not provide for automatic acceleration of equity or cash awards in connection with a change in control.

•	Clawback Policy. Awards under the 2016 Plan will be subject to the terms of applicable Company clawback policies.

Why You Should Vote for the Amendment of the 2016 Plan

We believe that the 2016 Plan is important to our continued growth and success and is essential to our ability to attract, motivate and retain highly qualified officers, directors, key employees and other key individuals. We believe that providing these individuals with an opportunity to acquire a direct proprietary interest in the operations and future success of the Company will motivate these individuals to serve the Company and our shareholders by expending the maximum effort to improve our business and results of operations. We believe that equity award grants under the 2016 Plan are a valuable incentive to participants and benefit shareholders by aligning more closely the interests of Plan participants with those of our shareholders.

A combination of factors, including among other things, increased reliance upon restricted stock units and performance units for equity compensation, have driven increased share usage under the prior plan, thereby reducing the shares remaining available for future issuance under the prior plan. We are therefore asking shareholders to consider the following factors and to vote for the approval of the 2016 Plan:

Equity incentive awards are an important part of our overall compensation philosophy.    The 2016 Plan is critical to our ongoing effort to build shareholder value. Equity incentive awards have historically been and remain a critically important component of our compensation program. Our Compensation Committee believes that our ability to grant equity incentive awards to employees is an important factor in our ability to attract, retain and motivate key employees. Our Compensation Committee believes that equity compensation provides a strong incentive for employees to work to grow the business, build shareholder value over the long term and strongly align the interests of our employees with our other shareholders. Moreover, equity awards to our senior executives reflect the Compensation Committee’s “pay for performance” philosophy since payout amounts are “at risk” and contingent on Company performance as described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Share exhaustion under the Prior Plan would harm the competiveness of our compensation offerings.    We believe that the remaining shares in the prior plan (485,553 shares) are insufficient to meet our future compensation requirements beyond next year if we continue to make grants consistent with historic grant levels and with the Compensation Committee’s practices as described in the “Compensation Discussion and Analysis” section of this Proxy Statement. We believe we must continue to offer a competitive equity compensation program to attract and motivate our workforce. If the prior plan were to run out of shares available for grant, we would not be able to grant additional equity awards. We also believe that our inability to award equity compensation will result in difficulty in attracting, retaining, and motivating our employees, whose efforts are a necessary element to implement our strategic plan and to ensure our future success. The 1,110,553 shares that would be available for future issuance under the 2016 Plan should be sufficient for up to two years based on historical grant rates. Therefore, we are asking our shareholders to approve the 2016 Plan.

Existing Equity Plan Information

At present, the 2007 Plan, which was previously approved by our shareholders, is the only long-term incentive plan of the Company under which equity awards may be granted. If the 2016 Plan is approved by our shareholders, the Company will cease granting awards under the 2007 Plan and, upon its approval, the 2016 Plan will be the only equity plan under which we may grant equity awards in the future.

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PROPOSAL NO. 4

The table below includes aggregated information regarding awards outstanding under the 2007 Plan and the Company’s 2004 Long-Term Incentive and Share Award Plan, as amended (the “2004 Plan”) (under which we cannot make additional grants but under which certain awards remain outstanding), the number of shares available for future awards under our 2007 Plan as of April 13, 2016, and the proposed number of new shares available for delivery under the 2016 Plan.

	Number of shares (as of April 13, 2016)	As a percentage of stock outstanding (24,813,168 shares as of April 13, 2016)
Shares subject to outstanding stock options and SARs under the 2007 Plan and the 2004 Plan(1)	34,700	0.1%
Shares subject to awards, other than stock options and SARs, outstanding under the 2007 Plan and the 2004 Plan (so called “full value awards”)(2)	1,304,404	5.3%
Total shares subject to existing outstanding equity awards:	1,339,104	5.4%
Proposed new shares available for future awards under the 2016 Plan(3)	625,000	2.5%
Total shares subject to existing outstanding equity awards and reserved for issuance under the 2016 Plan:	1,964,104	7.9%
Shares available for future awards under the 2007 Plan(3)	485,553	1.9%
TOTAL:	2,449,657	9.8%

(1)	As of April 13, 2016, the 34,700 outstanding stock options had a weighted average exercise price of $58.41 and a weighted average life of less than one year.

(2)

For purposes of determining shares available under the 2016 Plan, each share subject to an award will count as 1 share. Other share-counting provisions of the 2016 Plan are described below under “Authorized Shares.” Because the 2016 Plan does not specify the mix of stock options and SARs, on one hand, and full-value awards, on the other, it is not possible to determine the amount of subsequent dilution that may ultimately result from such awards. Also includes restricted stock units and performance share units and assumes the target performance requirements for outstanding PSUs are achieved.

(3)

We will no longer be able to grant awards under the 2007 Plan if the 2016 Plan is approved by shareholders. Shares remaining available for issuance under the 2007 Plan will be rolled into and become available for issuance under the 2016 Plan.

Plan Summary

The following is a summary of the material features of the 2016 Plan:

Administration.    The 2016 Plan will be administered by our Compensation Committee, who has the authority to, among other things, interpret the 2016 Plan; determine eligibility for, grant and determine the terms and conditions of awards; prescribe forms, rules and procedures; and otherwise do all things necessary or desirable to administer the Plan. The Compensation Committee has the authority to delegate certain of its duties, powers and responsibilities to one or more of its members, to certain officers, and to certain other persons in accordance with the terms of the 2016 Plan. As used herein, the term “Administrator” refers to our Compensation Committee or its authorized delegates, as applicable.

Term.    No awards may be granted after April 12, 2026, but previously granted awards may continue beyond that date in accordance with their terms.

Eligibility.    Key employees, directors, consultants and advisors of the Company and its affiliates who are in a position to make a significant contribution to the success of the Company or its affiliates and are selected by the Administrator are eligible to receive awards under the 2016 Plan. Eligibility is generally limited to individuals who may permissibly use a Form S-8 registration statement. Eligibility for stock options intended to be “incentive stock options” within the meaning of Section 422 of the Code is limited to employees of the Company or its parents and subsidiaries, in accordance with Section 422 of the Code. As of April 13, 2016, we estimate that approximately 80 employees would be eligible to participate in the 2016 Plan.

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PROPOSAL NO. 4

Authorized Shares.    Subject to adjustment as described below, the maximum number of shares of Common Stock that may be delivered in satisfaction of awards under the 2016 Plan is 625,000 shares (the “Share Pool”), plus unused shares under the prior plan as April 13, 2016, plus shares that return to the Share Pool after April 13, 2016 as a result of an award granted under the prior plan terminating, expiring or otherwise being satisfied without the delivery of shares or, in the case of restricted stock awards, being forfeited. The following rules apply in respect of the Share Pool:

•

Any shares of Common Stock underlying the portion of any award granted under the 2016 Plan that is settled in cash or that otherwise expires, terminates or is forfeited, in each case, without the issuance of the underlying shares, will not reduce the Share Pool.

•

All shares covering any portion of a SAR that is settled in stock and any shares withheld from a stock option or other award in satisfaction of the exercise price or tax withholding obligations will be treated as having delivered under the 2016 Plan and will not be added back to the Share Pool.

•	The Share Pool will not be increased by any shares that are repurchased by the Company from the open market using proceeds directly attributable to stock option exercises.

•	Shares issued under awards of an acquired company that are converted, replaced or adjusted for in connection with the acquisition will not reduce the Share Pool.

•

Not more than five percent of the Share Pool may be issued as stock options and SARs that have a vesting date that is less than one year from the date of grant. Awards that vest on account of death, disability or change in control do not count toward the foregoing limit.

Shares that may be delivered under the 2016 Stock Plan may be authorized but unissued shares of our Common Stock or previously issued shares of our Common Stock acquired by the Company. The closing price of our Common Stock as reported on NASDAQ on April 13, 2016 was $40.84 per share.

Annual Individual Limitations (other than Non-Employee Directors).

•

The maximum number of shares for which stock options may be granted and the maximum number of shares for which stock appreciation rights may be granted to any person during any calendar year under the 2016 Plan is, in each case, 200,000 shares.

•	The maximum number of shares subject to other awards that are denominated in our Common Stock that may be granted to any person during any calendar year is 500,000 shares.

•

The maximum dollar amount payable to any person in respect of cash awards in any calendar year is $7,000,000. The foregoing limitations do not apply to non-employee members of the Board, whose awards are subject to the limits described below.

Annual Non-Employee Director Limits.    In the case of a non-employee director, the maximum grant-date fair market value (determined in accordance with applicable financial accounting rules) of stock-based awards granted under the 2016 Plan in any calendar year is $400,000 (or $500,000, in the case of a non-employee chairman of the board of directors or lead director). Non-employee directors are not eligible to receive cash awards under the 2016 Plan. The foregoing limitations do not apply to any award granted pursuant to a director’s election to receive shares in lieu of cash retainers or other fees.

Types of Awards.    The 2016 Plan provides for grants of stock options, SARs, restricted and unrestricted stock, restricted and unrestricted stock units, performance awards, cash awards and other awards convertible into or otherwise based on shares of our Common Stock. Dividend equivalents may also be provided in connection with awards under the 2016 Plan. Awards may be settled in shares of our Common Stock, in cash or in a combination of cash and shares.

•

Restricted and Unrestricted Stock Units. A stock unit is an unfunded and unsecured promise, denominated in shares of Common Stock, to deliver Common Stock or cash measured by the value of our Common Stock in the future. The delivery of Common Stock or cash in respect of a stock unit may be subject to satisfaction of performance or other vesting conditions.

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PROPOSAL NO. 4

•	Performance Awards. A performance award is an award the vesting, settlement or exercisability of which is subject to specified performance criteria.

•	Cash Awards. A cash award is an award denominated in cash and may include performance awards.

•

Stock Options. The 2016 Plan provides for the grant of incentive stock options (“ISOs”) and nonqualified stock options (“NSOs”). The exercise price of a stock option granted under the 2016 Plan shall not be less than 100% of the fair market value of a share of our Common Stock (or, in the case of an ISO granted to a ten percent stockholder, 110%) on the date of grant. Fair market value shall be determined in accordance with the requirements of Section 422 and Section 409A of the Code. Subject to the foregoing, the Administrator will determine the exercise price of each stock option granted under the 2016 Plan on the basis of the closing price of the stock on the date of grant. Stock options will have a maximum term of ten years from the date of grant. The exercise price of stock options may be paid in cash, by check or by such other means as may be acceptable to the Administrator.

•

Stock Appreciation Rights (SARs). A SAR entitles the holder upon exercise to receive an amount (payable in cash or Common Stock) equal to the excess of the fair market value of the shares of Common Stock subject to the SAR over the base value from which appreciation is measured. Such base value may not be less than the fair market value of a share of our Common Stock on the date of grant.

•

Restricted and Unrestricted Stock. A restricted stock award is an award of Common Stock subject to restrictions requiring it to be redelivered or offered for sale to the Company if specified conditions are not satisfied, while an unrestricted stock award is an award of Common Stock that is not subject to restrictions.

Vesting; Other Terms and Conditions. The Administrator determines the terms and conditions of all awards, including the vesting schedule, if any, applicable to each award. Subject to the terms of the 2016 Plan, the Administrator has the authority to waive or modify the terms and conditions applicable to any award and to accelerate the vesting or exercisability of any award.

Termination of Employment or Service. The Administrator determines the effect of termination of employment or other service on awards. The 2016 Plan provides default rules governing how awards are treated in the event that a participant’s employment or other service terminates. Upon termination of a participant’s employment or other service, all awards requiring exercise will cease to be exercisable and will terminate, and all other awards, to the extent not vested, will be forfeited unless the administrator provides otherwise. Notwithstanding the above, unless the administrator provides otherwise, if a participant dies or terminates employment or service by reason of disability, stock options and SARs exercisable immediately prior to such death or disability may be exercised by the participant or the participant’s executor, administrator or transferee, as applicable, during a period of one year following such death or termination by reason of disability (or for the remainder of their original term, if less). In the case of termination of the participant’s employment or service for reasons other than death or disability, stock options and SARs will remain exercisable, to the extent they were exercisable immediately prior to termination, for three months (or for the remainder of their original term, if less); provided that if in the Administrator’s judgment the reason for the participant’s termination casts such discredit on the participant so as to justify immediate termination of the award, then such award, whether or not vested, will immediately terminate.

Transferability.    Neither ISOs nor, except as the Administrator otherwise expressly provides, other awards may be transferred other than by will or by the laws of descent and distribution. During a participant’s lifetime ISOs and, except as the Administrator otherwise expressly provides, other awards requiring exercise may be exercised only by the recipient.

Performance Criteria.    The 2016 Plan provides that performance awards may be made subject to achieving “performance criteria” over a specified performance period. In the case of any performance award intended to qualify as exempt performance-based compensation under Section 162(m) of the Code, the Administrator will use one or more objectively determinable measures of performance relating to any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion

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PROPOSAL NO. 4

of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis (basic or fully diluted); return on equity, investment, capital or assets; one or more operating ratios such as earnings before interest, taxes, and/or depreciation and amortization; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; free cash flow, cash flow, return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); economic value added; strategic business criteria, consisting of one or more objectives based on meeting specific market penetration, geographic business expansion goals, facility construction or completion goals, geographic facility relocation or completion goals, cost targets, customer satisfaction, supervision of litigation or information technology; joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings.

Performance criteria and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m) of the Code, the Administrator may provide in the case of any award intended to qualify for such exception that one or more of the performance criteria applicable to such award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable performance criteria.

Repricing.    Stock options or SARs granted under the 2016 Plan may not be repriced, nor may any consideration be paid upon the termination, cancellation, voluntary surrender or exchange of any stock options or SARs, in each case, without shareholder approval in accordance with any applicable stock exchange listing standards.

Clawback.    Awards granted under the 2016 Plan are subject to forfeiture, termination and rescission, and a participant will be obligated to return any payments received in respect of awards to the extent provided in the award, as may be required by law, or as provided in any applicable Company clawback or recoupment policy.

Corporate Transactions.    In the event of the consummation of a consolidation, merger or similar transaction or series of related transactions, a sale of all or substantially all of the Company’s assets or a dissolution or liquidation of the Company (each, a “Covered Transaction”), the 2016 Plan permits the Administrator to, among other things, provide for the continuation or assumption of outstanding awards, for new grants in substitution of outstanding awards, for the accelerated vesting or delivery of shares of common stock under awards or for a cash out of outstanding awards, in each case on such terms and with such restrictions as it deems appropriate. Except as the Awards may otherwise determine, awards not assumed will terminate upon the consummation of such Covered Transaction.

Adjustments.    In the event of a stock dividend, stock split or combination or shares (or reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of FASB ASC Topic 718, the Administrator will make appropriate adjustments to the limits described above and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, to the exercise prices of awards and to other provisions of awards affected by the change. The Administrator may also make similar adjustments to take into account other distributions to shareholders or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the 2016 Plan and to preserve the value of awards.

Amendment.    The Administrator may amend the 2016 Plan or any outstanding award at any time, provided that except as otherwise expressly provided in the 2016 Plan the Administrator may not, without the participant’s consent, alter the terms of an award so as to affect materially and adversely the participant’s rights under the award, unless the administrator expressly reserved the right to do so at the time of the award. No such amendment will, without the approval of the shareholders of the Company, effectuate a change for which shareholder approval is required by law (including the Code and applicable stock exchange requirements).

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PROPOSAL NO. 4

Federal Income Tax Consequences

The following discussion summarizes certain U.S. federal income tax consequences of the issuance and receipt of awards under the 2016 Plan. The summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the 2016 Plan, nor does it cover state, local or non-U.S. taxes, except as specifically noted.

Restricted Stock Units.    The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant is taxed upon settlement (and a corresponding deduction is generally available to the Company. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described below for restricted stock.

Incentive Stock Options.    In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

Nonstatutory Options.    In general, in the case of an NSO, a participant has no taxable income at the time of grant but realizes income in connection with exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company. Upon a subsequent sale or exchange of the shares, appreciation or depreciation after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

In general, an ISO that is exercised more than three months after termination of employment (other than termination by reason of death or permanent and total disability) is treated as an NSO. ISOs are also treated as non-ISOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

SARs.    The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company.

Restricted Stock.    A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company in the same year that the participant recognizes income. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock at the time of grant or purchase rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of grant or acquisition less any price paid for the shares. A corresponding deduction will generally be available to the Company. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the 2016 Plan, the holding period in the shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to

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PROPOSAL NO. 4

the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Unrestricted Stock.    A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares over the purchase price, if any, and a corresponding deduction is generally available to the Company in the same year that the participant recognizes income. A participant who purchases or is awarded restricted stock has income as described in the preceding paragraph.

Section 162(m).    Stock options, SARs and certain performance awards under the 2016 Plan are generally intended to be exempt or eligible for exemption from the deductibility limits of Section 162(m). However, the Administrator will have discretionary authority to provide compensation that is not exempt from the limits on deductibility under Section 162(m).

Certain Change of Control Payments.    Under Section 280G of the Code, the vesting or accelerated exercisability of stock options or the vesting and payments of other awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards may be subject to an additional 20% federal tax and may be non-deductible to the Company.

Section 409A.    Awards under the 2016 Plan are intended either to be exempt from the rules of Section 409A or to satisfy those rules and shall be construed accordingly. However, the Company will not be liable to any participant or other holder of an award with respect to any award-related adverse tax consequences arising under Section 409A or any other provision of the Code.

New Plan Benefits

No awards will be granted under the 2016 Plan prior to its approval by shareholders. Future awards under the 2016 Plan are discretionary and therefore are undeterminable at this time.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE 2016 INCENTIVE PLAN AS SET FORTH HEREIN.

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STOCK OWNERSHIP

STOCK OWNERSHIP

The following table sets forth, as of April 13, 2016, information regarding beneficial ownership of our Common Stock by:

•	Each shareholder who is known by us to own beneficially 5% or greater of the Common Stock;

•	Each Director;

•	Each Nominee for Director;

•	Each of our Named Executive Officers; and

•	All of our Executive Officers and members of our Board as a group.

Unless otherwise indicated, each shareholder has sole voting and investment power with respect to the shares of Common Stock beneficially owned by that shareholder. The number of shares of Common Stock beneficially owned is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of April 13, 2016, through the exercise of any stock option or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner. The number of shares of our Common Stock issued and outstanding as of April 13, 2016 was 24,813,168.

Beneficial Ownership Table

Name and Address of Beneficial Owner	Number of shares Beneficially Owned(a)	Percentage of Outstanding Shares Beneficially Owned
5% Shareholders:
BlackRock, Inc.(b)	2,251,173	9.1%
55 East 52nd Street
New York, NY 10022
Dimensional Fund Advisors LP(c)	2,093,082	8.4%
Building One
6300 Bee Cave Road
Austin, TX 78746
FMR LLC(d)	2,066,800	8.3%
245 Summer Street
Boston, MA 02210
The Vanguard Group(e)	1,887,257	7.6%
100 Vanguard Boulevard
Malvern, PA 19355

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STOCK OWNERSHIP

Name and Address of Beneficial Owner	Number of shares Beneficially Owned(a)	Percentage of Outstanding Shares Beneficially Owned
Directors:
Robert F. Agnew	27,233	*
Timothy J. Bernlohr	31,002	*
James S. Gilmore III	35,722	*
Carol B. Hallett	29,722	*
Frederick McCorkle	39,233	*
Duncan J. McNabb	12,518	*
Nominees:
Bobby J. Griffin	—	*
John K. Wulff	—	*

Director and Named Executive Officer:
William J. Flynn	230,906	*

Other Named Executive Officers:
John W. Dietrich	33,892	*
Michael T. Steen	63,527	*
Adam R. Kokas	35,421	*
Spencer Schwartz	32,269	*

All Directors, Nominees and executive officers as a group (14 persons, including the persons listed above)	575,950	2.3%
*	Represents less than 1% of the outstanding shares of Common Stock.

(a)

For members of the Board of Directors, includes restricted stock units scheduled to vest on May 23, 2016. For executive officers, includes shares subject to options exercisable within 60 days of April 13, 2016 as follows:

William J. Flynn	30,200
John W. Dietrich	—
Michael T. Steen	—
Adam R. Kokas	—
Spencer Schwartz	—

(b)

This information is based on a Schedule 13G/A filed with the SEC on January 25, 2016. As set forth in this filing, BlackRock, Inc. has sole voting power over 2,204,651 shares and sole dispositive power with regard to 2,251,173 shares. We have not made any independent determination as to the beneficial ownership of this shareholder and are not restricted in any determination we may make by reason of inclusion of such shareholder or their shares in this table.

(c)

This information is based on Schedule 13G/A filed with the SEC on February 9, 2016. As set forth in this filing, Dimensional Fund Advisors LP has sole voting power over 2,007,895 shares and sole dispositive power with regard to 2,093,082 shares. We have not made any independent determination as to the beneficial ownership of this shareholder and are not restricted in any determination we may make by reason of inclusion of such shareholder or their shares in this table.

(d)

This information is based on a Schedule 13G/A filed jointly by FMR LLC, Abigail P. Johnson and Fidelity Low-Priced Stock Fund with the SEC on February 12, 2016. In the filing, Abigail P. Johnson reported that she had sole dispositive power over 2,066,800 shares. Fidelity Low-Price Stock Fund, a mutual fund managed by Fidelity Management & Research Company, which is a wholly-owned subsidiary of FMR LLC, reported that it has sole voting power with respect to 1,646,100 shares. FMR LLC reported that it had sole voting power over 167,900 shares and sole dispositive power over 2,066,800 shares. Abigail P. Johnson and members of her family, collectively own, directly or through trusts, shares of FMR LLC representing 49% of the voting power of FMR LLC and may therefore be deemed to form a controlling group with respect to FMR LLC. The filing states that it reflects the securities beneficially owned, or that may deemed to be beneficially owned, by FMR LLC,

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STOCK OWNERSHIP

certain of its subsidiaries and affiliates and other companies. We have not made any independent determinations as to the beneficial ownership of this shareholder and are not restricted in any determination we may make by reason of inclusion of such shareholder or their shares in this table.

(e)

This information is based on Schedule 13G/A filed with the SEC on February 10, 2016. As set forth in this filing, The Vanguard Group has sole voting power over 30,575 shares, sole dispositive power with regard to 1,857,082 shares and shared dispositive power over 30,175 shares. We have not made any independent determination as to the beneficial ownership of this shareholder and are not restricted in any determination we may make by reason of inclusion of such shareholder or their shares in this table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires certain of our executive officers, as well as our Directors and persons who own more than 10% of a registered class of AAWW’s equity securities, to file reports of ownership and changes in ownership with the SEC. Based solely on our review of the reporting forms received by us or written representations from reporting persons, we believe that during the last fiscal year all executive officers and Directors complied with their filing requirements under Section 16(a) for all reportable transactions during the year.

Certain Relationships and Related Person Transactions

Our Code of Conduct Applicable to our CEO, Senior Financial Officers and Members of the Board of Directors (the “Code of Ethics”), which is available on our website at www.atlasair.com under the Corporate Background section, provides that such officers and Directors should follow the guidelines outlined in our Employee Handbook and Code of Conduct and communicate any potential or actual conflicts of interest (however immaterial) to the Chairman of the Board, the Chairman of the Audit Committee of the Board of Directors, and the General Counsel so that an objective, third-party review can be made of the matter. Pursuant to our Audit Committee Charter, which is also available on our website at www.atlasair.com, the Audit Committee reviews reports and disclosures of insider and affiliated party transactions and/or conflicts of interest or potential conflicts of interest involving corporate officers and members of the Board of Directors. The Audit Committee, when appropriate, will also review and approve any involvement of corporate officers and members of the Board of Directors in matters that might constitute a conflict of interest or that may otherwise be required to be disclosed as a related party transaction under SEC regulations. Our Nominating and Governance Committee separately determines Director Independence as summarized in “Director Independence” above.

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DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS TO BE PRESENTED AT THE 2017 ANNUAL MEETING

Shareholder Proposals to Be Included in Our 2017 Proxy Statement

We currently expect to hold our 2017 annual meeting of shareholders on or about May 24, 2017. Under the rules of the SEC, if a shareholder wants us to include a proposal in the proxy statement and form of proxy for presentation at our 2017 annual meeting, the proposal must be received by our Secretary no later than December 19, 2016. All shareholder proposals must be made in writing and addressed to the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577.

Advance Notice Procedures

Under our By-Laws, and as permitted by the rules of the SEC, no shareholder nominations of persons for election to the Board of Directors and no other business may be brought before the 2017 annual meeting of shareholders except as specified in the notice of the meeting or otherwise brought before such annual meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered notice to us (containing certain information specified in our By-Laws) not earlier than January 24, 2017 and not later than February 23, 2017. A copy of the By-Laws will be sent to any shareholder upon written request to the Secretary of AAWW. These requirements are separate and apart from, and in addition to, the SEC’s requirements that a shareholder must meet in order to have his or her proposal included in our Proxy Statement as discussed above.

ADDITIONAL INFORMATION

Shares Registered in the Name of a Bank, Broker or Nominee

Brokerage firms and banks holding shares in street name for customers are required to vote such shares in the manner directed by their customers. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the meeting. Your broker, bank or nominee has enclosed herewith or separately provided a voting instruction form for you to use in directing the broker, bank or nominee how to vote your shares. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote these shares. You should note that if you hold your shares through a brokerage firm, a bank or other nominee, the broker, bank or other nominee that holds the stock will not be able to vote your shares on any proposal other than ratifying the selection of PricewaterhouseCoopers LLP, unless you have provided specific voting instructions. See “Broker Non-Votes” and “Quorum, Vote Required” herein for additional information.

If you hold your shares directly in your own name, they will not be voted if you do not vote them at the Annual Meeting or provide a proxy.

Broker Non-Votes

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner, but does have discretionary voting power over other

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ADDITIONAL INFORMATION

“routine” items and submits votes for those matters. As discussed above, if you hold your shares through a broker, bank or other nominee and do not provide specific instructions to your broker, bank or other nominee, your shares may not be voted with respect to the following nonroutine proposals:

•	Proposal No. 1 (election of the Company’s Directors);

•	Proposal No. 3 (the Say on Pay vote); and

•	Proposal No. 4 (approval of the 2016 Incentive Plan)

We do not expect to have any broker non-votes with respect to Proposal No. 2, which is routine and which provides for the ratification of the selection of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the Company for the year ending December 31, 2016.

Revocability of Proxies

If you hold your shares registered in your name, you may revoke your proxy at any time before its use by delivering to the Secretary of AAWW a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attending the Annual Meeting in and of itself will not constitute a revocation of a proxy.

If your shares are held in street name and you wish to revoke your proxy and vote at the Annual Meeting, you must contact your broker, bank or other nominee and follow the requirements set by your broker, bank or nominee. We cannot guarantee that you will be able to revoke your proxy or attend and vote at the Annual Meeting.

Proxy Solicitation

This proxy solicitation is being made by our Board, and the cost of soliciting proxies will be borne by us. We expect to reimburse brokerage firms, banks, custodians and other persons representing beneficial owners of shares of Common Stock for their reasonable out-of-pocket expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of our Directors, officers and other employees, without additional compensation, in person or by telephone, e-mail or facsimile. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist us in the solicitation of proxies and will pay Morrow & Co. a fee estimated not to exceed $11,500, plus out-of-pocket expenses, all related to the solicitation.

Proxy Tabulation

Proxies and ballots will be received and tabulated by an independent entity that is not affiliated with us. The inspectors of election will also be independent of us. Comments on written proxy cards will be provided to the Secretary of AAWW without disclosing the vote unless the vote is necessary to understand the comment.

Separate Voting Materials

Some banks, brokers and other record holders have begun the practice of “householding” proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single set of proxy statements and annual reports to a household at which two or more shareholders reside if a company reasonably believes the shareholders are members of the same family. This procedure reduces the volume of duplicate information shareholders receive and also reduces printing and mailing costs. If you participate in “householding” and wish to continue receiving individual copies of our proxy statement and annual report, please write or call us at the following address or phone number: Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577, (914) 701-8000. We will promptly deliver an additional copy of the proxy and/or the annual report to any shareholder who so requests.

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ADDITIONAL INFORMATION

List of Shareholders

At the Annual Meeting and for 10 days prior to the meeting, the names of shareholders entitled to vote at the Annual Meeting will be available for inspection for any purpose germane to the meeting, between the hours of 9 a.m. and 5 p.m., at our principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577, by contacting the Secretary of AAWW.

Additional Copies of Annual Report

A copy of our 2015 Annual Report accompanies this Proxy Statement. If any person who was a beneficial owner of Common Stock on the Record Date desires additional copies, such copies may be obtained without charge upon request in writing addressed to the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577. Each such copy of our 2015 Annual Report so furnished does not include any exhibits thereto, but is accompanied by a list briefly describing all such exhibits. We will furnish any such exhibit upon written request and upon payment of a reasonable specified fee. The Form 10-K is also available on our website at www.atlasair.com.

Limited Voting by Foreign Owners

To comply with restrictions imposed by federal aviation law on foreign ownership of U.S. airlines, our Certificate of Incorporation and By-Laws restrict foreign ownership of shares of our Common Stock. The restrictions imposed by federal aviation law (49 U.S.C. §41102) currently include a requirement that no more than 25% of our voting stock be owned or controlled, directly or indirectly, by persons who are not “Citizens of the United States.” There is a separate requirement that we be under the actual control of Citizens of the United States.

Pursuant to our By-Laws, there is a separate stock record, designated the “Foreign Stock Record” for the registration of Voting Stock that is Beneficially Owned by aliens. “Voting Stock” means all outstanding shares of our capital stock that we may issue from time to time which, by their terms, may vote. “Beneficially Owned” refers to owners of our securities who, directly or indirectly, have or share voting power and/or investment power.

At no time will ownership of our shares of Common Stock representing more than the Maximum Percentage be registered in the Foreign Stock Record. “Maximum Percentage” refers to the maximum percentage of voting power of Voting Stock which may be voted by, or at the direction of, aliens without violating applicable statutory, regulatory or interpretative restrictions or adversely affecting our, Atlas’s or Polar’s operating certificates or authorities. If we find that the combined voting power of Voting Stock then registered in the Foreign Stock Record exceeds the Maximum Percentage, the registration of such shares will be removed from the Foreign Stock Record sufficient to reduce the combined voting power of the shares so registered to an amount not in excess of the Maximum Percentage.

The enclosed proxy card contains a certification that by signing the proxy card the shareholder certifies that such shareholder is a “Citizen of the United States” as defined by 49 U.S.C. §40102(a)(15) or that the shares represented by the proxy card have been registered on our Foreign Stock Record.

We will promptly deliver a copy of our By-laws to any shareholder who writes or calls us at the following address or phone number: Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577, (914) 701-8000.

Extent of Incorporation by Reference of Certain Materials

The Audit Committee Report and the Compensation Committee Report on Executive Compensation included in this Proxy Statement do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other filing made by us under or subject to Regulation 14A or 14C (other than Item 7 to Regulation 14A), or to the liabilities of Section 18 of the Exchange Act, except to the extent we specifically incorporate such reports by reference therein.

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OTHER MATTERS

OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than the election of Directors, the ratification of the selection of our independent registered public accounting firm, the approval of the 2016 Incentive Plan and the advisory vote on Say on Pay, all as described above. If any other matter is properly brought before the Annual Meeting for action by the shareholders, all proxies (in the enclosed form) returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,

WILLIAM J. FLYNN
President and Chief Executive Officer

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EXHIBIT A

Atlas Air Worldwide Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(in thousands)

(Unaudited)

The Compensation Discussion and Analysis contains certain non-GAAP financial measures to assist in the evaluation of our business performance. These non-GAAP measures include adjusted EBITDA, ROIC and Free Cash Flow, which exclude certain items. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America.

Our management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations. We believe that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance.

We calculate ROIC as cumulative operating income after cash taxes paid (“NOPAT”) divided by average capital over the years presented (“Average Capital”).

	2015	2014	2013	2012	2011
NOPAT
Operating Income	$123,505	$175,972	$186,790	$226,491
Income tax benefit (expense)	24,506	12,678	(23,833)	(75,561)
Deferred tax expense (benefit)	(25,898)	(12,714)	22,856	75,365
NOPAT	122,113	175,936	$185,813	$226,295
Four-Year Cumulative NOPAT	$710,157

Average Capital
Total equity	$1,454,183	$1,417,795	$1,322,125	$1,288,104	$1,141,375
Short-term and Long-term Debt	1,901,307	1,917,940	1,649,738	1,264,220	741,734
Less:
Cash and cash equivalents, and Restricted cash	(438,931)	(312,882)	(328,307)	(409,763)	(187,111)
Purchase deposits for flight equipment	(39,678)	(20,054)	(69,320)	(147,946)	(407,184)
Short-term and Long-term investments and accrued interest	(42,702)	(138,280)	(141,171)	(150,617)	(143,832)
Total Capital	$2,834,179	$2,864,519	$2,433,065	$1,843,998	$1,144,982
Average Capital	$2,224,149
Four-Year ROIC	31.9%

We calculate Free Cash Flow as Net Cash Provided by Operating Activities minus Capital expenditures, excluding the purchase of flight equipment, and Capitalized interest.

	2015	2011	Compound Annual Growth Rate
Net Cash Provided by Operating Activities	$372,887	$142,958
Less:
Capital expenditures, excluding the purchase of flight equipment	(45,040)	(37,374)
Capitalized interest	(1,027)	(27,636)
Free Cash Flow	$326,820	$77,948	43.1%

Atlas Air Worldwide Holdings, Inc.    2016 Notice & Proxy Statement   |  A-1

EXHIBIT A

Adjusted earnings before interest, taxes, depreciation and amortization is calculated as follows:

	2015	2011	Compound Annual Growth Rate
Income (loss) before income taxes	($17,220)	$156,989
Noncash expenses and income, net*	4,480	(852)
Special charge	17,388	5,441
Pre-operating expenses	—	17,130
Accrual for legal matters and U.S. class action professional fees	104,380	—
Gain on investments	(13,439)	—
Loss on early extinguishment of debt	69,728	—
Loss (gain) on disposal of aircraft	1,538	(364)
Adjusted pretax income	166,855	178,344
Interest expense (income), net	81,081	(5,709)
Other non-operating expenses (income)	1,261	(180)
Adjusted operating income	249,197	172,455
Depreciation and amortization	128,740	39,345
Adjusted EBITDA	$377,937	$211,800	15.6%
*	Noncash expenses and income, net in 2015 primarily related to amortization of debt discount on convertible notes. Noncash expenses and income, net in 2011 primarily related to amortization and accretion of debt, lease and investment discounts.

A-2  |  Atlas Air Worldwide Holdings, Inc.    2016 Notice & Proxy Statement

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Robert F. Agnew	☐	☐	☐	02 - Timothy J. Bernlohr	☐	☐	☐	03 - William J. Flynn	☐	☐	☐
04 - James S. Gilmore III	☐	☐	☐	05 - Bobby J. Griffin	☐	☐	☐	06 - Carol B. Hallett	☐	☐	☐
07 - Frederick McCorkle	☐	☐	☐	08 - Duncan J. McNabb	☐	☐	☐	09 - John K. Wulff	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s registered public accounting firm.	☐	☐	☐	3. Advisory vote to approve Named Executive Officer compensation.	☐	☐	☐

4. Approval of the 2016 Incentive Plan.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears on this Proxy. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title. If signing in the name of a Corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

02BI9B

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Atlas Air Worldwide Holdings, Inc.

1211 Avenue of the Americas, 38th Floor, New York, NY 10036

Proxy for the Annual Meeting of Shareholders — May 24, 2016

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Adam R. Kokas, Spencer Schwartz, and Michael W. Borkowski, and each of them, with full power of substitution in each, as proxies and authorizes them to vote all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Atlas Air Worldwide Holdings, Inc., to be held at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, 38th Floor, New York, NY 10036 on Tuesday, May 24, 2016 at 10:00 a.m., local time, and at any adjournment or postponement of the meeting, as indicated below.

Please date, sign and return this proxy promptly. This Proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this Proxy will be voted FOR the election as directors of all of the nominees listed on the reverse side, FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, FOR the advisory vote to approve Named Executive Officer compensation and FOR the approval of the 2016 Incentive Plan, all as described in the Proxy Statement. The undersigned authorizes the Proxies to vote, in their discretion, upon any other matters as may properly come before the Annual Meeting.

If you plan to attend the meeting, please indicate in the space provided on the reverse side.

The Board of Directors recommends a vote FOR the election as directors of the persons named in proposal 1, FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm as set forth in proposal 2, FOR the advisory vote to approve Named Executive Officer compensation as set forth in proposal 3 and FOR the approval of the 2016 Incentive Plan as set forth in proposal 4.

IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE

Certification:

Pursuant to federal law and Atlas Air Worldwide Holdings, Inc.‘s certificate of incorporation and by-laws, voting stock is subject to certain foreign ownership restrictions. By signing on the reverse side, you represent that (1) you are a United States citizen as that term is defined by federal aviation law, or (2) the shares of stock represented by this Proxy have been registered on the foreign stock record of the Company, as provided in the by-laws.